                                                                    Exhibit 99.1

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Comcast Corporation
Philadelphia, Pennsylvania

     We have audited the accompanying consolidated balance sheet of Comcast Corporation and its subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Comcast Corporation and its subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Notes 2 and 3 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001.

Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 5, 2002 (July 30, 2002 as to Note 14)

                      COMCAST CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                                       December 31,
                                                                                                  -----------------------
                                                                                                     2001         2000
                                                                                                  ----------   ----------
                                                                                                   (Dollars in millions,
                                                                                                     except share data)
                                                     ASSETS
CURRENT ASSETS
   Cash and cash equivalents ...................................................................  $    350.0   $    651.5
   Investments .................................................................................     2,623.2      3,059.7
   Accounts receivable, less allowance for doubtful accounts of $153.9 and $141.7 ..............       967.4        891.9
   Inventories, net ............................................................................       454.5        438.5
   Other current assets ........................................................................       153.7        102.8
                                                                                                  ----------   ----------
     Total current assets ......................................................................     4,548.8      5,144.4
                                                                                                  ----------   ----------
INVESTMENTS ....................................................................................     1,679.2      2,661.9
                                                                                                  ----------   ----------
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $2,725.7
   and $1,873.1 ................................................................................     7,011.1      5,519.9
                                                                                                  ----------   ----------
INTANGIBLE ASSETS
   Goodwill ....................................................................................     7,507.3      6,945.1
   Cable franchise operating rights ............................................................    20,167.8     17,545.5
   Other intangible assets .....................................................................     2,833.4      1,485.6
                                                                                                  ----------   ----------
                                                                                                    30,508.5     25,976.2
   Accumulated amortization ....................................................................    (5,999.2)    (3,908.7)
                                                                                                  ----------   ----------
                                                                                                    24,509.3     22,067.5
                                                                                                  ----------   ----------

OTHER NONCURRENT ASSETS, net ...................................................................       383.4        350.8
                                                                                                  ----------   ----------
                                                                                                  $ 38,131.8   $ 35,744.5
                                                                                                  ==========   ==========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable ............................................................................  $    698.2   $    813.2
   Accrued expenses and other current liabilities ..............................................     1,695.5      1,576.5
   Deferred income taxes........................................................................       275.4        789.9
   Current portion of long-term debt ...........................................................       460.2        293.9
                                                                                                  ----------   ----------
     Total current liabilities .................................................................     3,129.3      3,473.5
                                                                                                  ----------   ----------
LONG-TERM DEBT, less current portion ...........................................................    11,741.6     10,517.4
                                                                                                  ----------   ----------
DEFERRED INCOME TAXES ..........................................................................     6,375.7      5,786.7
                                                                                                  ----------   ----------
OTHER NONCURRENT LIABILITIES ...................................................................     1,532.0      1,108.6
                                                                                                  ----------   ----------
MINORITY INTEREST ..............................................................................       880.2        717.3
                                                                                                  ----------   ----------
COMMITMENTS AND CONTINGENCIES (NOTE 11)
COMMON EQUITY PUT OPTIONS ......................................................................                     54.6
                                                                                                  ----------   ----------
STOCKHOLDERS' EQUITY
   Preferred stock -- authorized, 20,000,000 shares 5.25% series B mandatorily redeemable convertible, $1,000 par value; issued, zero and 59,450 at
     redemption value ..........................................................................                     59.5
   Class A special common stock, $1 par value -- authorized, 2,500,000,000 shares;
     issued, 937,256,465 and 931,340,103; outstanding, 913,931,554 and 908,015,192 .............       913.9        908.0
   Class A common stock, $1 par value -- authorized, 200,000,000 shares;
     issued, 21,829,422 and 21,832,250. ........................................................        21.8         21.8
   Class B common stock, $1 par value -- authorized, 50,000,000 shares;
     issued, 9,444,375. ........................................................................         9.4          9.4
   Additional capital ..........................................................................    11,752.0     11,598.8
   Retained earnings ...........................................................................     1,631.5      1,056.5
   Accumulated other comprehensive income ......................................................       144.4        432.4
                                                                                                  ----------   ----------
     Total stockholders' equity ................................................................    14,473.0     14,086.4
                                                                                                  ----------   ----------
                                                                                                  $ 38,131.8   $ 35,744.5
                                                                                                  ==========   ==========

                 See notes to consolidated financial statements.

                      COMCAST CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                               Year Ended December 31,
                                                                                          --------------------------------
                                                                                             2001        2000       1999
                                                                                          ----------  ----------  --------
                                                                                                (Amounts in millions,
                                                                                                except per share data)
REVENUES
   Service revenues ...................................................................   $ 5,756.9   $ 4,682.7   $3,361.8
   Net sales from electronic retailing ................................................     3,917.3     3,535.9    3,167.4
                                                                                          ---------   ---------   --------
                                                                                            9,674.2     8,218.6    6,529.2
                                                                                          ---------   ---------   --------
COSTS AND EXPENSES
   Operating (excluding depreciation) .................................................     2,905.8     2,212.5    1,663.1
   Cost of goods sold from electronic retailing (excluding depreciation) ..............     2,514.0     2,284.9    2,060.0
   Selling, general and administrative ................................................     1,552.6     1,250.9      926.1
   Depreciation .......................................................................     1,141.8       837.3      572.0
   Amortization .......................................................................     2,306.2     1,794.0      644.0
                                                                                          ---------   ---------   --------
                                                                                           10,420.4     8,379.6    5,865.2
                                                                                          ---------   ---------   --------
OPERATING INCOME (LOSS) ...............................................................      (746.2)     (161.0)     664.0
OTHER INCOME (EXPENSE)
   Interest expense ...................................................................      (731.8)     (691.4)    (538.3)
   Investment income ..................................................................     1,061.7       983.9      629.5
   Income (expense) related to indexed debt ...........................................                   666.0     (666.0)
   Equity in net income (losses) of affiliates ........................................       (28.5)      (21.3)       1.4
   Other income .......................................................................     1,301.0     2,825.5    1,409.4
                                                                                          ---------   ---------   --------
                                                                                            1,602.4     3,762.7      836.0
                                                                                          ---------   ---------   --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, MINORITY
   INTEREST, EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF
   ACCOUNTING CHANGE ..................................................................       856.2     3,601.7    1,500.0
INCOME TAX EXPENSE ....................................................................      (470.2)   (1,441.3)    (723.7)
                                                                                          ---------   ---------   --------
INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST,
   EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF ACCOUNTING
   CHANGE .............................................................................       386.0     2,160.4      776.3
MINORITY INTEREST .....................................................................      (160.4)     (115.3)       4.6
                                                                                          ---------   ---------   --------
INCOME FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY ITEMS
   AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE .........................................       225.6     2,045.1      780.9
GAIN FROM DISCONTINUED OPERATIONS, net of income tax expense of $166.1 ................                              335.8
                                                                                          ---------   ---------   --------
INCOME BEFORE EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF
   ACCOUNTING CHANGE ..................................................................       225.6     2,045.1    1,116.7
EXTRAORDINARY ITEMS ...................................................................        (1.5)      (23.6)     (51.0)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE ................................................       384.5
                                                                                          ---------   ---------   --------
NET INCOME ............................................................................       608.6     2,021.5    1,065.7
PREFERRED DIVIDENDS ...................................................................                   (23.5)     (29.7)
                                                                                          ---------   ---------   --------
NET INCOME FOR COMMON STOCKHOLDERS ....................................................   $   608.6   $ 1,998.0   $1,036.0
                                                                                          =========   =========   ========
BASIC EARNINGS (LOSS) FOR COMMON STOCKHOLDERS PER COMMON SHARE
   Income from continuing operations before extraordinary items and cumulative
      effect of accounting change .....................................................   $    0.24   $    2.27   $   1.00
   Discontinued operations ............................................................                               0.45
   Extraordinary items ................................................................                   (0.03)     (0.07)
   Cumulative effect of accounting change .............................................        0.40
                                                                                          ---------   ---------   --------
   Net income .........................................................................   $    0.64   $    2.24   $   1.38
                                                                                          =========   =========   ========
BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING ............................       949.7       890.7      749.1
                                                                                          =========   =========   ========
DILUTED EARNINGS (LOSS) FOR COMMON STOCKHOLDERS PER COMMON SHARE
   Income from continuing operations before extraordinary items and cumulative
      effect of accounting change .....................................................   $    0.23   $    2.16   $   0.95
   Discontinued operations ............................................................                               0.41
   Extraordinary items ................................................................                   (0.03)     (0.06)
   Cumulative effect of accounting change .............................................        0.40
                                                                                          ---------   ---------   --------
   Net income .........................................................................   $    0.63   $    2.13   $   1.30
                                                                                          =========   =========   ========
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING ..........................       964.5       948.7      819.9
                                                                                          =========   =========   ========

                 See notes to consolidated financial statements.

                      COMCAST CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                             Year Ended December 31,
                                                                          ------------------------------
                                                                            2001       2000       1999
                                                                          --------   --------   --------
                                                                              (Dollars in millions)
OPERATING ACTIVITIES
   Net income .........................................................   $  608.6  $ 2,021.5  $ 1,065.7
   Adjustments to reconcile net income to net cash provided
     by operating activities from continuing operations:
     Depreciation .....................................................    1,141.8      837.3      572.0
     Amortization .....................................................    2,306.2    1,794.0      644.0
     Non-cash interest (income) expense, net                                  40.2      (22.6)     (27.8)
     Non-cash (income) expense related to indexed debt ................                (666.0)     666.0
     Equity in net (income) losses of affiliates ......................       28.5       21.3      (1.4)
     Gains on investments and other income, net .......................   (2,303.3)  (3,679.3)  (1,917.0)
     Minority interest ................................................      160.4      115.3       (4.6)
     Discontinued operations ..........................................                           (335.8)
     Extraordinary items ..............................................        1.5       23.6       51.0
     Cumulative effect of accounting change ...........................     (384.5)
     Deferred income taxes ............................................     (240.7)   1,074.6      (73.4)
     Other ............................................................       23.6       51.2       41.5
                                                                          --------  ---------  ---------
                                                                           1,382.3    1,570.9      680.2
     Changes in working capital, net of effects of acquisitions and divestitures
        Increase in accounts receivable, net ..........................      (15.8)    (195.8)     (89.5)
        Increase in inventories, net ..................................      (16.0)     (35.7)     (91.9)
        (Increase) decrease in other current assets ...................      (27.1)      13.7       30.7
        (Decrease) increase in accounts payable, accrued expenses
          and other current liabilities ...............................      (93.9)    (133.8)     719.9
                                                                          --------  ---------  ---------
                                                                            (152.8)    (351.6)     569.2
          Net cash provided by operating activities from
             continuing operations ....................................    1,229.5    1,219.3    1,249.4
                                                                          --------  ---------  ---------
FINANCING ACTIVITIES
   Proceeds from borrowings ...........................................    5,686.4    5,435.3    2,786.6
   Retirements and repayments of debt .................................   (4,187.7)  (5,356.5)  (1,368.2)
   Issuances of common stock and sales of put options on common
     stock ............................................................       27.2       30.5       17.1
   Repurchases of common stock ........................................      (27.1)    (324.9)     (30.7)
   Dividends ..........................................................                             (9.4)
   Deferred financing costs ...........................................      (22.5)     (55.8)     (51.0)
   Other ..............................................................                             (3.0)
                                                                          --------  ---------  ---------
          Net cash provided by (used in) financing activities from
             continuing operations ....................................    1,476.3     (271.4)   1,341.4
                                                                          --------  ---------  ---------
INVESTING ACTIVITIES
   Acquisitions, net of cash acquired .................................   (1,329.0)    (187.3)    (755.2)
   Proceeds from liquidated damages, net ..............................                          1,460.0
   Proceeds from sales of (purchases of) short-term investments, net ..       (6.2)   1,028.1   (1,035.5)
   Capital contributions to and purchases of investments ..............     (317.0)  (1,010.7)  (2,012.2)
   Proceeds from sales of investments .................................    1,172.8      997.3      599.8
   Capital expenditures ...............................................   (2,181.7)  (1,636.8)    (893.8)
   Sale of subsidiary, net of cash sold ...............................                            361.1
   Additions to intangible and other noncurrent assets ................     (346.2)    (409.2)    (263.5)
                                                                          --------  ---------  ---------
          Net cash used in investing activities from
             continuing operations ....................................   (3,007.3)  (1,218.6)  (2,539.3)
                                                                          --------  ---------  ---------
(DECREASE) INCREASE IN CASH AND CASH
   EQUIVALENTS -- CONTINUING OPERATIONS ...............................     (301.5)    (270.7)      51.5
CASH AND CASH EQUIVALENTS, beginning of year ..........................      651.5      922.2      870.7
                                                                          --------  ---------  ---------
CASH AND CASH EQUIVALENTS, end of year ................................   $  350.0  $   651.5  $   922.2
                                                                          ========  =========  =========

                 See notes to consolidated financial statements.

                      COMCAST CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                        Preferred Stock      Common Stock
                                                        --------------- ------------------------
                                                        Series  Series  Class A                    Additional
                                                           A       B    Special  Class A Class B    Capital
                                                        ------  ------- -------  ------- -------   ----------
                                                                          (Dollars in millions)
Balance, January 1, 1999 ..........................     $ 31.9  $ 540.7 $  698.4 $ 31.7  $ 9.4     $ 2,941.7
Comprehensive income:
   Net income .....................................
   Unrealized gains on marketable securities,
      net of deferred taxes of  $2,891.9 ..........
   Reclassification adjustments for gains
      included in net income, net of
      deferred taxes of $161.7 ....................
   Cumulative translation adjustments .............
Total comprehensive Income ........................
   Acquisition ....................................                          8.5                       283.2
   Exercise of options ............................                          2.2                        23.7
   Conversion of Series A preferred ...............      (31.9)              2.7                        29.2
   Retirement of common stock .....................                                (0.8)                (4.6)
   Cash dividends, Series A preferred .............                                                     (0.8)
   Series B preferred dividends ...................                28.9                                (28.9)
   Share exchange .................................                          4.6   (4.9)               172.3
   Temporary equity related to put options ........                                                    111.2
                                                        ------- -------  ------- ------  -------   ---------
                                                                  569.6    716.4   26.0    9.4       3,527.0
Balance, December 31, 1999 ........................
Comprehensive income:
   Net income: ....................................
   Unrealized losses on marketable securities, ....
      net of deferred taxes of $2,789.3 ...........
   Reclassification adjustments for gains
      included in net income, net of deferred
      taxes of $266.0 .............................
   Cumulative translation adjustments .............
Total comprehensive loss ..........................
   Acquisitions ...................................                        155.7                     7,585.2
   Exercise of options ............................                          2.6                        53.9
   Retirement of common stock .....................                         (6.0)  (3.1)               (42.3)
   Conversion of Series B preferred ...............              (533.6)    38.3                       495.3
   Series B preferred dividends ...................                23.5                                (23.5)
   Share exchange .................................                          1.0   (1.1)                44.1
   Temporary equity related to put options ........                                                    (40.9)
                                                        ------- -------  ------- ------  -------   ---------
Balance, December 31, 2000 ........................                59.5    908.0   21.8    9.4      11,598.8
Comprehensive income:
   Net income .....................................
   Unrealized gains on marketable securities,
      net income of deferred taxes of $114.4 ......
   Reclassification adjustments for gains
      included in net income, net of deferred
      taxes of $264.4 .............................
   Unrealized losses on effective portion of
      cash flow hedges, net of deferred taxes
      of $0.3 .....................................
   Cumulative translation adjustments .............
Total comprehensive income ........................
   Exercise of options ............................                          2.5                        53.3
   Retirement of common stock .....................                         (0.8)                      (10.0)
   Conversion of Series B preferred ...............               (59.5)     4.2                        55.3
   Temporary equity related to put options ........                                                     54.6
                                                        ------- -------  ------- ------  -------   ---------
Balance, December 31, 2001 ........................     $       $        $ 913.9 $ 21.8  $ 9.4     $11,752.0
                                                        ======= =======  ======= ======  =======   =========






                                                                        Accumulated Other
                                                                          Comprehensive
                                                                          Income (loss)
                                                         Retained     ------------------------
                                                         Earnings       Unrealized  Cumulative
                                                       (Accumulated)     Gains     Translation
                                                          Deficit)     (Losses)    Adjustments   Total
                                                       -------------  ----------   -----------  ---------
Balance, January 1, 1999 ..........................    $(1,488.2)      $1,049.5    $  0.2       $ 3,815.3
Comprehensive income:
   Net income .....................................      1,065.7
   Unrealized gains on marketable securities,
      net of deferred taxes of  $2,891.9 ..........                     5,370.6
   Reclassification adjustments for gains
      included in net income, net of                                     (300.3)
      deferred taxes of $161.7 ....................
   Cumulative translation adjustments .............                                  (7.3)
Total comprehensive Income ........................                                               6,128.7
   Acquisition ....................................                                                 291.7
   Exercise of options ............................                                                  25.9
   Conversion of Series A preferred ...............
   Retirement of common stock .....................        (25.3)                                   (30.7)
   Cash dividends, Series A preferred .............                                                  (0.8)
   Series B preferred dividends ...................
   Share exchange .................................       (172.0)
   Temporary equity related to put options ........                                                 111.2
                                                       ---------       --------    ------       ---------
                                                          (619.8)       6,119.8      (7.1)       10,341.3
Balance, December 31, 1999 ........................
Comprehensive income:
   Net income: ....................................      2,021.5
   Unrealized losses on marketable securities, ....
      net of deferred taxes of $2,789.3 ...........                    (5,180.1)
   Reclassification adjustments for gains
      included in net income, net of deferred                            (494.0)
      taxes of $266.0 .............................
   Cumulative translation adjustments .............                                  (6.2)
Total comprehensive loss ..........................                                              (3,658.8)
   Acquisitions ...................................                                               7,740.9
   Exercise of options ............................        (27.7)                                    28.8
   Retirement of common stock .....................       (273.5)                                  (324.9)
   Conversion of Series B preferred ...............
   Series B preferred dividends ...................
   Share exchange .................................        (44.0)
   Temporary equity related to put options ........                                                 (40.9)
                                                       ---------       --------    ------       ---------
Balance, December 31, 2000 ........................      1,056.5          445.7     (13.3)       14,086.4
Comprehensive income:
   Net income .....................................        608.6
   Unrealized gains on marketable securities,
      net income of deferred taxes of $114.4 ......                       212.5
   Reclassification adjustments for gains
      included in net income, net of deferred
      taxes of $264.4 .............................                      (491.1)
   Unrealized losses on effective portion of
      cash flow hedges, net of deferred taxes
      of $0.3 .....................................                        (0.6)
   Cumulative translation adjustments .............                                  (8.8)
Total comprehensive income ........................                                                 320.6
   Exercise of options ............................        (17.3)                                    38.5
   Retirement of common stock .....................        (16.3)                                   (27.1)
   Conversion of Series B preferred ...............
   Temporary equity related to put options ........                                                  54.6
                                                       ---------       --------    ------       ---------
Balance, December 31, 2001 ........................    $ 1,631.5       $  166.5    $(22.1)      $14,473.0
                                                       =========       ========    ======       =========

                See notes to consolidated financial statements.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2001, 2000 and 1999

1    Business

     Comcast Corporation and its subsidiaries (the "Company") is involved in three principal lines of business: cable, commerce and content.

     The Company's cable business is principally involved in the development, management and operation of broadband communications networks in the United States ("US"). The Company's consolidated cable operations served approximately
8.5 million subscribers and passed approximately 13.9 million homes as of December 31, 2001.

     The Company's commerce operations consist of the Company's consolidated subsidiary, QVC, Inc. and subsidiaries ("QVC"). Through QVC, an electronic retailer, the Company markets a wide variety of products directly to consumers primarily on merchandise-focused television programs. QVC was available, on a full and part-time basis, to approximately 82.1 million homes in the US, approximately 9.5 million homes in the United Kingdom ("UK"), approximately 23.6 million homes in Germany and approximately 3.6 million homes in Japan as of December 31, 2001.

     Content is provided through the Company's consolidated subsidiaries including Comcast Spectacor, Comcast SportsNet ("CSN"), Comcast SportsNet Mid-Atlantic ("CSN Mid-Atlantic"), Comcast Sports Southeast ("CSS"), E! Entertainment Television, Inc. ("E! Entertainment"), The Golf Channel ("TGC"), Outdoor Life Network ("OLN") and G4 Media, LLC ("G4 Media"), and through other programming investments (see Note 5).

     The Company's cable and commerce operations represent the Company's two reportable segments under accounting principles generally accepted in the United States. The Company's three 24-hour regional sports programming networks, which consist of CSN, CSN Mid-Atlantic and CSS, derive a substantial portion of their revenues from the Company's cable operations. In 2001, as a result of a change in its internal reporting structure, the Company's regional sports programming networks are included in the Company's cable segment for all periods presented. See Note 12 for a summary of the Company's financial data by business segment.

2.   Summary of Significant Accounting Policies

   Basis of Consolidation

The consolidated financial statements include the accounts of the Company and all entities that the Company directly or indirectly controls. All significant intercompany accounts and transactions among consolidated entities have been eliminated.

   Management's Use of Estimates

     The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States which require management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as sales returns and allowances, allowances for doubtful accounts, reserves for inventory obsolescence, investments and derivative financial instruments, depreciation and amortization, asset impairment, non-monetary transactions and contingencies.

   Fair Values

     The Company has determined the estimated fair value amounts presented in these consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company based these fair value estimates on pertinent information available to management as of December 31, 2001 and 2000. The Company has not comprehensively updated these fair value estimates for purposes of these consolidated financial statements since such dates.

   Cash Equivalents

     Cash equivalents consist principally of commercial paper, money market funds, US Government obligations and certificates of deposit with maturities of three months or less when purchased. The carrying amounts of the Company's cash equivalents approximate their fair values.

   Inventories --- Electronic Retailing

     Inventories are stated at the lower of cost or market. Cost is determined by the average cost method, which approximates the first-in, first-out method.

   Investments

     Investments consist principally of equity securities.

     Investments in entities in which the Company has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment, additional contributions made and dividends received. The differences between the Company's recorded investments and its proportionate interests in the book value of the investees' net assets are being amortized to equity in net income or loss, primarily over a period of 20 years, which is consistent with the estimated lives of the underlying assets.

     Unrestricted publicly traded investments are classified as available for sale or trading securities and recorded at their fair value. Unrealized gains or losses resulting from changes in fair value between measurement dates for available for sale securities are recorded as a component of other comprehensive income. Unrealized gains or losses resulting from changes in fair value between measurement dates for trading securities are recorded as a component of investment income.

     Restricted publicly traded investments and investments in privately held companies are stated at cost, adjusted for any known diminution in value (see
Note 6).

   Property and Equipment

     The Company records property and equipment at cost. Depreciation is provided by the straight-line method over estimated useful lives as follows:

     Buildings and improvements ...........................   4 - 40 years
     Operating facilities .................................   2 - 12 years
     Other equipment ......................................   2 - 15 years

     The Company capitalizes improvements that extend asset lives and expenses other repairs and maintenance charges as incurred. The cost and related accumulated depreciation applicable to assets sold

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

or retired are removed from the accounts and the gain or loss on disposition is recognized as a component of depreciation expense.

     The Company capitalizes the costs associated with the construction of cable transmission and distribution facilities and new cable service installations. Costs include all direct labor and materials, as well as certain indirect costs.

   Intangible Assets

     Goodwill is the excess of the acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. The Company amortizes goodwill over estimated useful lives ranging principally from 20 to 30 years.

     Cable franchise operating rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired in connection with a business combination. The Company capitalizes these contractual rights and amortizes them over the term of the related franchise agreements. Costs incurred by the Company in negotiating and renewing franchise agreements are included in other intangible assets and are amortized on a straight-line basis over the term of the franchise renewal period, generally 10 to 15 years.

     Other intangible assets consist principally of cable and satellite television distribution rights, cable system franchise renewal costs, contractual operating rights, computer software, programming costs and rights, license acquisition costs and non-competition agreements. The Company capitalizes these costs and amortizes them on a straight-line basis over the term of the related agreements or estimated useful life.

     Certain of the Company's content subsidiaries and QVC have entered into multi-year affiliation agreements with various cable and satellite system operators for carriage of their respective programming. The Company capitalizes cable or satellite distribution rights and amortizes them on a straight-line basis over the term of the related distribution agreements of 5 to 15 years.

     See Note 3 for a discussion of the expected impact of adoption of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" ("SFAS No. 141") and SFAS No. 142, "Goodwill and Other Intangible Assets"
("SFAS No. 142").


   Valuation of Long-Lived Assets

     The Company periodically evaluates the recoverability of its long-lived assets, including property and equipment and intangible assets, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Such evaluations include analyses based on the cash flows generated by the underlying assets, profitability information, including estimated future operating results, trends or other determinants of fair value. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset. Unless presented separately, the loss is included as a component of either depreciation expense or amortization expense, as appropriate.

   Foreign Currency Translation

     The Company translates assets and liabilities of its foreign subsidiaries, where the functional currency is the local currency, into US dollars at the December 31 exchange rate and records the related translation adjustments as a component of other comprehensive income. The Company translates revenues and expenses using average exchange rates prevailing during the year. Foreign currency transaction gains and losses are included in other income (expense).

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

   Revenue Recognition

     The Company recognizes video, high-speed Internet, and programming revenues as service is provided. The Company manages credit risk by disconnecting services to cable and high-speed Internet customers who are delinquent. The Company recognizes advertising sales revenue at estimated realizable values when the advertising is aired. Revenues derived from other sources are recognized when services are provided or events occur.

     The Company recognizes net sales from electronic retailing at the time of shipment to customers. The Company classifies all amounts billed to a customer for shipping and handling within net sales from electronic retailing. The Company's policy is to allow customers to return merchandise for up to thirty days after date of shipment. An allowance for returned merchandise is provided as a percentage of sales based on historical experience.

     See Note 3 for a discussion of the expected impact of adoption of Emerging Issues Task Force ("EITF") 01-9, "Accounting for Consideration Given to a Customer (Including a Reseller of the Vendor's Products)" ("EITF 01-9") and EITF 01-14, "Income Statement Characterization of Reimbursements Received for "Out-of-Pocket' Expenses Incurred" ("EITF 01-14").

   Stock-Based Compensation

     The Company accounts for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation." Compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company records compensation expense for restricted stock awards based on the quoted market price of the Company's stock at the date of the grant and the vesting period. The Company records compensation expense for stock appreciation rights based on the changes in quoted market prices of the Company's stock or other determinants of fair value at the end of the year (see
Note 8).

   Postretirement and Postemployment Benefits

     The Company charges to operations the estimated costs of retiree benefits and benefits for former or inactive employees, after employment but before retirement, during the years the employees provide services.

   Investment Income

     Investment income includes interest income, dividend income and gains, net of losses, on the sales and exchanges of marketable securities and long-term investments. The Company recognizes gross realized gains and losses using the specific identification method. Investment income also includes unrealized gains or losses on trading securities, mark to market adjustments on derivatives and hedged items, and impairment losses resulting from adjustments to the net realizable value of certain of the Company's investments (see Note 6).

   Income Taxes

     The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and laws, if

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

any, applied to the years during which temporary differences are expected to be settled, are reflected in the consolidated financial statements in the period of enactment (see Note 9).

   Derivative Financial Instruments

     The Company uses derivative financial instruments for a number of purposes. The Company manages its exposure to fluctuations in interest rates by entering into interest rate exchange agreements ("Swaps"), interest rate cap agreements ("Caps") and interest rate collar agreements ("Collars"). The Company manages the cost of its share repurchases through the sale of equity put option contracts ("Comcast Put Options"). The Company manages its exposure to fluctuations in the value of certain of its investments by entering into equity collar agreements ("Equity Collars") and equity put option agreements ("Equity Put Options"). The Company makes investments in businesses, to some degree, through the purchase of equity call option or call warrant agreements ("Equity Warrants"). The Company has issued indexed debt instruments and entered into prepaid forward sale agreements ("Prepaid Forward Sales") whose value, in part, is derived from the market value of Sprint PCS common stock, and has also sold call options on certain of its investments in equity securities ("Covered Call Options") in order to monetize a portion of those investments.

     Prior to the adoption on January 1, 2001 of SFAS No. 133, "Accounting for Derivatives and Hedging Activities," as amended ("SFAS No. 133"), Swaps, Caps and Collars were matched with either fixed or variable rate debt and periodic cash payments were accrued on a settlement basis as an adjustment to interest expense. Any premiums associated with these instruments were amortized over their term and realized gains or losses as a result of the termination of the instruments were deferred and amortized over the remaining term of the underlying debt. Unrealized gains and losses as a result of these instruments were recognized when the underlying hedged item was extinguished or otherwise terminated.

     Equity Collars, Equity Put Options and Equity Warrants were marked to market on a current basis with the result included in accumulated other comprehensive income in the Company's consolidated balance sheet. Covered Call Options are marked to market on a current basis with the result included in investment income in the Company's consolidated statement of operations.

     On January 1, 2001, the Company adopted SFAS No. 133. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. SFAS No. 133 requires that all derivative instruments, whether designated in hedging relationships or not, be recorded on the balance sheet at their fair values.

     For derivative instruments designated and effective as fair value hedges, such as the Company's Equity Collars, Equity Put Options and Fixed to Variable Swaps, changes in the fair value of the derivative instrument are substantially offset in the consolidated statement of operations by changes in the fair value of the hedged item. For derivative instruments designated as cash flow hedges, such as the Company's Variable to Fixed Swaps, the effective portion of any hedge is reported in other comprehensive income until it is recognized in earnings during the same period in which the hedged item affects earnings. The ineffective portion of all hedges is recognized in current earnings each period. Changes in the fair value of derivative instruments that are not designated as a hedge are recorded each period in current earnings.

     When a fair value hedge is terminated, sold, exercised or has expired, the adjustment in the carrying amount of the fair value hedged item is deferred and recognized into earnings when the hedged item is recognized in earnings. When a hedged item is extinguished or sold, the adjustment in the carrying amount of the hedged item is recognized in earnings. When hedged variable rate debt is extinguished, the previously deferred effective portion of the hedge is written off similar to debt extinguishment costs.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

     Subsequent to the adoption of SFAS No. 133, Equity Warrants are marked to market on a current basis with the result included in investment income in the Company's consolidated statement of operations.

     Subsequent to the adoption of SFAS No. 133, derivative instruments embedded in other contracts, such as the Company's indexed debt instruments and Prepaid Forward Sale, are bifurcated into their host and derivative financial instrument components. The derivative component is recorded at its estimated fair value in the Company's consolidated balance sheet with changes in estimated fair value recorded in investment income.

     Proceeds from sales of Comcast Put Options are recorded in stockholders' equity and an amount equal to the redemption price of the common stock is reclassified from permanent equity to temporary equity. Subsequent changes in the market value of Comcast Put Options are not recorded.

     The Company periodically examines those instruments that have been entered into by the Company to hedge exposure to interest rate and equity price risks to ensure that the instruments are matched with underlying assets or liabilities, reduce the Company's risks relating to interest rates or equity prices and, through market value and sensitivity analysis, maintain a high correlation to the risk inherent in the hedged item. For those instruments that do not meet the above criteria, variations in their fair value are marked-to-market on a current basis in the Company's consolidated statement of operations.

     The Company does not hold or issue any derivative financial instruments for trading purposes and is not a party to leveraged instruments (see Note 7). The Company manages the credit risks associated with its derivative financial instruments through the evaluation and monitoring of the creditworthiness of the counterparties. Although the Company may be exposed to losses in the event of nonperformance by the counterparties, the Company does not expect such losses, if any, to be significant.

     See Note 3 for a discussion of the impact of adoption of SFAS No. 133.


   Sale of Stock by a Subsidiary or Equity Method Investee

     Changes in the Company's proportionate share of the underlying equity of a consolidated subsidiary or equity method investee which result from the issuance of additional securities by such subsidiary or investee are recognized as gains or losses in the Company's consolidated statement of operations unless gain realization is not assured in the circumstances. Gains for which realization is not assured are credited directly to additional capital.

   Securities Lending Transactions

     The Company may enter into securities lending transactions pursuant to which the Company requires the borrower to provide cash collateral equal to the value of the loaned securities, as adjusted for any changes in the value of the underlying loaned securities. Loaned securities for which the Company maintains effective control are included in investments in the Company's consolidated balance sheet.

   Reclassifications

     Certain reclassifications have been made to the prior years' consolidated financial statements to conform to those classifications used in 2001.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)


 3.  Recent Accounting Pronouncements

   SFAS No. 133, as Amended

     On January 1, 2001, the Company adopted SFAS No. 133. SFAS No. 133 establishes accounting and reporting standards for derivatives and hedging activities. SFAS No. 133 requires that all derivative instruments be reported on the balance sheet at their fair values.

     Upon adoption of SFAS No. 133, the Company recognized as income a cumulative effect of accounting change, net of related income taxes, of $384.5 million and a cumulative decrease in other comprehensive income, net of related income taxes, of $127.0 million.

     The increase in income consisted of a $400.2 million adjustment to record the debt component of indexed debt at a discount from its value at maturity (see
Note 7) and $191.3 million principally related to the reclassification of gains previously recognized as a component of accumulated other comprehensive income on the Company's equity derivative instruments, net of related deferred income taxes of $207.0 million (see Note 9).

     The decrease in other comprehensive income consisted principally of the reclassification of the gains noted above.

   SFAS No's. 141 and 142

     The Financial Accounting Standards Board ("FASB") issued SFAS No. 141 and SFAS No. 142 in June 2001. These statements address how intangible assets that are acquired individually, with a group of other assets or in connection with a business combination should be accounted for in financial statements upon and subsequent to their acquisition. The new statements require that all business combinations initiated after June 30, 2001 be accounted for using the purchase method and establish specific criteria for the recognition of intangible assets separately from goodwill.

     The Company adopted SFAS No. 141 on July 1, 2001, as required by the new statement. The adoption of SFAS No. 141 did not have a material impact on the Company's financial condition or results of operations.

     The Company adopted SFAS No. 142 on January 1, 2002, as required by the new statement. Upon adoption, the Company will no longer amortize goodwill and other indefinite lived intangible assets, which consist primarily of cable franchise operating rights. The Company will be required to test its goodwill and intangible assets that are determined to have an indefinite life for impairment at least annually. Other than in the period of adoption or in those periods in which the Company may record an asset impairment, the Company expects that the adoption of SFAS No. 142 will result in increased income as a result of reduced amortization expense.

     The EITF of the FASB is expected to provide further guidance on certain implementation issues related to the adoption of SFAS No. 142 as it relates to identifiable intangible assets other than goodwill. Subject to further guidance to be provided, based upon the Company's interpretation of SFAS No. 142, the Company may record a charge as a cumulative effect of accounting change, net of related deferred income taxes, in an amount not expected to exceed $1.5 billion upon adoption of SFAS No. 142 on January 1, 2002.

     Based on the Company's preliminary evaluation, the estimated effect of adoption of SFAS No. 142 would have been to decrease amortization expense by approximately $2.0 billion and to increase deferred income tax expense by approximately $600 million for the year ended December 31, 2001 (See Note 14).

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

   SFAS No. 143

     The FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," in June 2001. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. While the Company is currently evaluating the impact the adoption of SFAS No. 143 will have on its financial condition and results of operations, it does not expect such impact to be material.

   SFAS No. 144

     The FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," in August 2001. SFAS No. 144, which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, supercedes SFAS No. 121 and is effective for fiscal years beginning after December 15, 2001. While the Company is currently evaluating the impact the adoption of SFAS No. 144 will have on its financial condition and results of operations, it does not expect such impact to be material.

   EITF 01-9

     In November 2001, the EITF reached a consensus on EITF 01-9. EITF 01-9 requires, among other things, that consideration paid to customers should be classified as a reduction of revenue unless certain criteria are met. Certain of the Company's content subsidiaries have paid or may pay distribution fees to cable television and satellite broadcast systems for carriage of their programming. The Company currently classifies the amortization of these distribution fees as expense in its consolidated statement of operations. Upon adoption of EITF 01-9 on January 1, 2002, the Company will reclassify certain of these distribution fees from expense to a revenue reduction for all periods presented in its consolidated statement of operations. The change in classification will have no impact on the Company's reported operating loss or financial condition. The effect of the reclassification of cable television and satellite broadcast distribution fees from expense to a reduction of revenue is to decrease the amounts reported in the Company's consolidated statement of operations as follows (in millions):

                                                        Year Ended December 31,
                                                       ------------------------
                                                       2001      2000      1999
                                                       ----      ----      ----
     Service revenues ..............................  $ 35.8    $ 17.3    $ 4.6
     Selling, general and administrative expense ...  $  4.7    $  5.3    $ 4.2
     Amortization expense ..........................  $ 31.1    $ 12.0    $ 0.4

   EITF 01-14

     In November 2001, the FASB staff announced EITF Topic D-103, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred," which has subsequently been recharacterized as EITF 01-14. EITF 01-14 requires that reimbursements received for out-of-pocket expenses incurred be characterized as revenue in the statement of operations.

     Under the terms of its franchise agreements, the Company is required to pay up to 5% of its gross revenues derived from providing cable services to the local franchising authority. The Company normally passes these fees through to its cable subscribers. The Company currently classifies cable franchise fees collected from its cable subscribers as a reduction of the related franchise fee expense included within selling, general and administrative expenses in its consolidated statement of operations.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

     EITF 01-14, by analogy, applies to franchise fees. Upon adoption of EITF 01-14 on January 1, 2002, the Company will reclassify franchise fees collected from cable subscribers from a reduction of selling, general and administrative expenses to a component of service revenues in its consolidated statement of operations. The change in classification will have no impact on the Company's reported operating income (loss) or financial condition. The effect of the reclassification of cable franchise fees is to increase the amounts reported in the Company's consolidated statement of operations as follows (in millions):

                                                                                        Year Ended December 31,
                                                                                    ------------------------------
                                                                                      2001       2000       1999
                                                                                    -------    -------     -------
     Service revenues ...........................................................   $ 192.3    $ 152.3     $ 105.6
     Selling, general and administrative expense ................................   $ 192.3    $ 152.3     $ 105.6

4.   Earnings Per Share

     Earnings for common stockholders per common share is computed by dividing net income, after deduction of preferred stock dividends, when applicable, by the weighted average number of common shares outstanding during the period on a basic and diluted basis.

     The following table reconciles the numerator and denominator of the computations of diluted earnings for common stockholders per common share ("Diluted EPS") for the years presented.

                                                                                        Year Ended December 31,
                                                                                     ----------------------------
                                                                                      2001       2000       1999
                                                                                     ------     ------     ------
                                                                                         (Amounts in millions,
                                                                                        except per share data)
     Net income for common stockholders ...........................................   $ 608.6   $ 1,998.0  $ 1,036.0
     Preferred dividends ..........................................................                  23.5       29.7
                                                                                      -------   ---------  ---------
     Net income for common stockholders used for Diluted EPS ......................   $ 608.6   $ 2,021.5  $ 1,065.7
                                                                                      =======   =========  =========
     Basic weighted average number of common shares outstanding ...................     949.7       890.7      749.1
     Dilutive securities:
        Series A and B convertible preferred stock ................................       1.0        42.5       44.0
        Stock option and restricted stock plans ...................................      13.8        15.4       26.8
        Put options on Class A Special Common Stock                                                   0.1
                                                                                      -------   ---------  ---------
     Diluted weighted average number of common shares outstanding .................     964.5       948.7      819.9
                                                                                      =======   =========  =========
     Diluted earnings for common stockholders per common share ....................   $  0.63   $    2.13  $    1.30
                                                                                      =======   =========  =========

     Comcast Put Options on a weighted average 0.2 million shares, 1.5 million shares and 2.7 million shares of its Class A Special Common Stock (see Note 8) were outstanding during the years ended December 31, 2001, 2000 and 1999, respectively. Comcast Put Options outstanding during the years ended December 31, 2001 and 1999 were not included in the computation of Diluted EPS as the Comcast Put Options' exercise price was less than the average market price of the Company's Class A Special Common Stock during the periods.

     In December 2000 and January 2001, the Company issued $1.478 billion principal amount at maturity of Zero Coupon Convertible Debentures due 2020 (the "Zero Coupon Debentures" --- see Note 7). The Zero Coupon Debentures may be converted at any time prior to maturity if the closing sale price of the Company's Class A Special Common Stock is greater than 110% of the accreted conversion price (as defined). The Zero Coupon Debentures were excluded from the computation of Diluted EPS in 2001 and

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

2000 as the weighted average closing sale price of the Company's Class A Special Common Stock was not greater than 110% of the accreted conversion price.

 5.  Acquisitions and Other Significant Events

   Agreement and Plan of Merger with AT&T Broadband

     On December 19, 2001, the Company entered into an Agreement and Plan of Merger with AT&T Corp. ("AT&T") pursuant to which the Company agreed to a transaction which will result in the combination of the Company and a holding company of AT&T's broadband business ("AT&T Broadband") that AT&T will spin off to its shareholders immediately prior to the combination. As of December 31, 2001, AT&T Broadband served approximately 13.6 million subscribers. Under the terms of the transaction, the combined company will issue approximately 1.235 billion shares of its voting common stock to AT&T Broadband shareholders in exchange for all of AT&T's interests in AT&T Broadband, and approximately 115 million shares of its common stock to Microsoft Corporation ("Microsoft") in exchange for AT&T Broadband shares that Microsoft will receive immediately prior to the completion of the transaction for settlement of their $5 billion aggregate principal amount in quarterly income preferred securities. The combined company will also assume or incur approximately $20 billion of AT&T Broadband debt. For each share of a class of common stock of Comcast that they hold at the time of the merger, each Comcast shareholder will receive one share of a corresponding class of stock of the combined company. The Company expects that the transaction will qualify as tax-free to both the Company and to AT&T.

     The Company will account for the transaction as an acquisition under the purchase method of accounting, with the Company as the acquiring entity. The identification of the Company as the acquiring entity was made after careful consideration of all facts and circumstances, as follows:

          Voting Rights in the New Combined Company. Former AT&T shareholders will own approximately 53.7% of the combined company's economic interest and approximately 60.6% of the combined company's voting interest following the merger. Microsoft will own shares representing approximately 5.2% of the combined company's economic interest and 4.95% of the combined company's voting interest following the merger. No individual former AT&T shareholder will have any significant ownership or voting interest following the merger. Brian L. Roberts, the Company's controlling shareholder and President ("Mr. Roberts"), either directly or through his control of a family holding company, will own an approximately 33.34% voting interest in the combined company following the merger (including a 33.33% non-dilutable voting interest through ownership of the Class B common stock of the combined company), and an approximately .8% economic interest. Mr. Roberts will hold the largest minority voting interest in the combined company. The next largest voting interest held by an individual shareholder will be 4.95%, held by Microsoft. Under the governing documents of the combined company, as a result of his ownership of the Class B stock, Mr. Roberts will have the right to approve any merger involving the combined company or any other transaction in which any other person would own more than 10 percent of the stock of the combined company, the right to approve any issuances of Class B stock, and any charter amendments or other actions that would limit the rights of the Class B stock.

          Governance Arrangements Relating to the Board of Directors. The initial Board of the combined company will have twelve members, five of whom will be designated by the Company from its existing Board, five of whom will be designated by AT&T from its existing Board, and two of whom will be jointly designated by the Company and AT&T and will be independent persons. Except for pre-approved designees, the individuals designated by each of the Company and AT&T will be mutually agreed upon by the Company and AT&T. Pursuant to the terms of the merger agreement,

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

existing Company directors Ralph J. Roberts, Mr. Roberts, Sheldon M. Bonovitz, Julian A. Brodsky and Decker Anstrom have been pre-approved as Company director designees of the combined company and existing AT&T director and Chairman C. Michael Armstrong ("Mr. Armstrong") is the sole pre-approved AT&T director designee. The remaining four AT&T designees are subject to the approval of the Company. All of the initial director designees will hold office until the 2004 annual meeting of the combined company shareholders. After this initial term, the entire Board will be elected annually. During the period before the 2004 annual meeting, Mr. Roberts will be the chairman of the Board committee that nominates the slate of directors for the combined company (the "Directors Nominating Committee") if he is the Chairman or the CEO of the combined company. The remaining four members of the Directors Nominating Committee will consist of one director designee who is an independent director selected by the Company's director designees, and three independent directors selected by the Company's director designees from the AT&T director designees and the Company/AT&T joint director designees. Since the initial director designees will hold office until the 2004 annual meeting, the Directors Nominating Committee would be expected to act only in order to fill vacancies that may occur in director positions prior to that meeting. After the 2004 annual meeting of shareholders, Mr. Roberts will continue to be the chairman of the Directors Nominating Committee of the combined company. The remaining four members of the Directors Nominating Committee will be selected by Mr. Roberts from among the combined company's independent directors. Nominations of the Directors Nominating Committee will be submitted directly to the shareholders without any requirement of Board approval or ratification.

     Governance Arrangements Relating to Management. The combined company will have an Office of the Chairman, comprised of the Chairman of the Board and the CEO, from the closing of the merger until the earlier to occur of: (i) the 2005 annual meeting of the shareholders, and (ii) the date on which Mr. Armstrong ceases to be Chairman of the Board. The Office of the Chairman will be the combined company's principal executive deliberative body with responsibility for corporate strategy, policy and direction, governmental affairs and other significant matters. While the Office of the Chairman is in effect, the Chairman of the Board and the CEO will advise and consult with each other with respect to those matters. Mr. Armstrong, AT&T's Chairman of the Board, will be Chairman of the Board of the combined company. Mr. Armstrong will serve as Chairman of the Board until the 2005 annual meeting of shareholders, but he will serve as non-executive Chairman of the Board after April 1, 2004 and until the 2005 annual meeting of AT&T Comcast shareholders. After the 2005 annual meeting of shareholders, or if Mr. Armstrong ceases to serve as Chairman of the Board prior to that date, Mr. Roberts will become the Chairman of the Board of the combined company. Removal of the Chairman of the Board will require the vote of at least 75% of the entire Board until the earlier to occur of: (i) the date on which neither Mr. Armstrong nor Mr. Roberts is Chairman of the Board, and (ii) the sixth anniversary of the 2004 annual meeting of shareholders. Mr. Roberts will be the CEO of the combined company. Mr. Roberts will also be President of the combined company for as long as he is the CEO. The CEO's powers and responsibilities will include: (i) the supervision and management of the combined company's business and operations, (ii) all matters related to officers and employees, including hiring and termination, (iii) all rights and powers typically exercised by the chief executive officer and president of a corporation, and (iv) the authority to call special meetings of the combined company Board. Removal of Mr. Roberts as CEO will require the vote of at least 75% of the entire Board until the earlier to occur of: (i) the date on which Mr. Roberts ceases to be CEO, and (ii) the sixth anniversary of the 2004 annual meeting of the combined company shareholders. Under the terms of the merger agreement, Mr. Roberts has the right to fill all senior management positions of the combined company after consultation with Mr. Armstrong.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

     Other Factors. The Company made an unsolicited offer to purchase all of AT&T Broadband. Subsequent to the Company's offer, AT&T solicited bids from other potential purchasers.

     The headquarters of the combined company will be in Philadelphia, Pennsylvania, the current headquarters of the Company. An executive office will be maintained in the New York City metropolitan area until at least April 2005.

     The Company's current investment in shares of AT&T common stock, to the extent still held by the Company at the time of the AT&T Broadband spin-off and merger, will be exchanged into AT&T shares (representing its Consumer Services and Business Services Groups). Therefore, the Company will continue to have an investment in the "selling company." Conversely, AT&T Broadband's current investment in the Company will either be retired to treasury after the merger or used to settle related debt.

                                    * * * * *


     Notwithstanding that the former AT&T Broadband shareholders will, in the aggregate, receive the majority of the voting common stock of the combined company, the Company believes that this fact is outweighed by the totality of the other facts and circumstances described above, with the most significance being given to Mr. Roberts' non-dilutable minority voting interest, Mr. Roberts' role on the Nominating Committee of the Board of Directors, Mr. Roberts position as CEO and President, and Mr. Roberts' right to appoint other members of senior management.

     The transaction is subject to customary closing conditions and shareholder, regulatory and other approvals. The Company expects to close the transaction by the end of 2002.

   At Home Services

     On September 28, 2001, At Home Corporation ("At Home"), the Company's provider of high-speed Internet services, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In October 2001, the Company amended its agreement with At Home to continue service to the Company's existing and new subscribers during October and November 2001. The Company agreed to be charged a higher rate than it had incurred under its previous agreement. On December 3, 2001, the Company and At Home reached a definitive agreement, approved by the Bankruptcy Court, pursuant to which the Company paid $160 million to At Home and At Home agreed to continue to provide high-speed Internet services to existing and new subscribers through February 28, 2002. In December 2001, the Company began to transfer its high-speed Internet subscribers from the At Home network to the Company's new Company-owned and managed network. The Company completed this transition in February 2002.

     In the fourth quarter of 2001, the Company recognized $139.5 million of net incremental expenses incurred in the continuation of service to and transition of the Company's high-speed Internet subscribers from At Home's network to the Company's own network. This charge is included in operating expenses in the Company's consolidated statement of operations.

   Acquisition of Outdoor Life Network

     On October 30, 2001, the Company acquired from Fox Entertainment Group, Inc. ("Fox Entertainment"), a subsidiary of The News Corporation Limited ("News Corp.") the approximate 83.2% interest in OLN not previously owned by the Company. OLN is a 24-hour network devoted exclusively to adventure and the outdoor lifestyle with distribution to approximately 41 million subscribers. The Company made the acquisition to increase its investment in programming content. The estimated fair value of the additional interest of OLN acquired by the Company as of the closing date of the transaction was approximately $512 million, substantially all of which was allocated to affiliation agreements and goodwill in connection with the preliminary purchase price allocation. Upon closing of the acquisition, the Company

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

exchanged its 14.5% interest in the Speedvision Network ("SVN"), together with a previously made loan, for Fox Entertainment's interest in OLN. In connection with the exchange of its interest in SVN, the Company recorded to other income a pre-tax gain of $106.7 million, representing the difference between the estimated fair value of the Company's interest in SVN as of the closing date of the transaction and the Company's cost basis in SVN. The Company no longer owns any interest in SVN and now owns 100% of OLN.

   Baltimore, Maryland System Acquisition

     On June 30, 2001, the Company acquired the cable system serving approximately 112,000 subscribers in Baltimore City, Maryland from AT&T for $518.7 million in cash. The purchase price is subject to adjustment.

   Acquisition of Controlling Interest in The Golf Channel

     On June 8, 2001, the Company acquired the approximate 30.8% interest in TGC held by Fox Entertainment. In addition, Fox Entertainment and News Corp. agreed to a five-year non-competition agreement. The Company paid aggregate consideration of $364.9 million in cash. The Company previously accounted for TGC under the equity method. The Company now owns approximately 91.0% of TGC and consolidates TGC.

   AT&T Cable Systems Acquisition

     On April 30, 2001, the Company acquired cable systems serving approximately 585,000 subscribers from AT&T in exchange for approximately 63.9 million shares of AT&T common stock then held by the Company. The market value of the AT&T shares was approximately $1.423 billion, based on the price of the AT&T common stock on the closing date of the transaction. The transaction is expected to qualify as tax free to both the Company and to AT&T.

   Home Team Sports Acquisition

     On February 14, 2001, the Company acquired Home Team Sports (now known as CSN Mid-Atlantic), a regional sports programming network with distribution to approximately 4.8 million homes in the Mid-Atlantic region, from Viacom, Inc. ("Viacom") and Affiliated Regional Communications, Ltd. (an affiliate of Fox Cable Network Services, LLC ("Fox")). The Company also agreed to increase the distribution of certain of Viacom's and Fox's programming networks on certain of the Company's cable systems. The estimated fair value of Home Team Sports as of the closing date of the acquisition was $240.0 million.

   Adelphia Cable Systems Exchange

     On January 1, 2001, the Company completed its cable systems exchange with Adelphia Communications Corporation ("Adelphia"). The Company received cable systems serving approximately 445,000 subscribers from Adelphia and Adelphia received certain of the Company's cable systems serving approximately 441,000 subscribers. The Company recorded to other income a pre-tax gain of $1.199 billion, representing the difference between the estimated fair value of $1.799 billion as of the closing date of the transaction and the Company's cost basis in the systems exchanged.

   AT&T Cable Systems Exchange

     On December 31, 2000, the Company completed its cable systems exchange with AT&T. The Company received cable systems serving approximately 770,000 subscribers from AT&T and AT&T

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

received certain of the Company's cable systems serving approximately 700,000 subscribers. The Company recorded to other income a pre-tax gain of $1.711 billion, representing the difference between the estimated fair value of $2.840 billion as of the closing date of the transaction and the Company's cost basis in the systems exchanged.

   Acquisition of Prime Communications LLC

     In December 1998, the Company agreed to invest in Prime Communications LLC ("Prime"), a cable communications company serving approximately 406,000 subscribers. Pursuant to the terms of this agreement, in December 1998 the Company acquired from Prime a $50.0 million 12.75% subordinated note due 2008 issued by Prime. In July 1999, the Company made a loan to Prime in the form of a $733.5 million 6% ten year note, convertible into 90% of the equity of Prime. The Company made an additional $70.0 million in loans to Prime (on the same terms as the original loan). In August 2000, the note, plus accrued interest of $51.7 million on the note and the loans, was converted and the owners of Prime sold their remaining 10% equity interest in Prime to the Company for $87.7 million. As a result, the Company owns 100% of Prime and has assumed management control of Prime's operations. Upon closing, the Company assumed and immediately repaid $532.0 million of Prime's debt with proceeds from borrowings under existing credit facilities.

   Acquisition of Jones Intercable, Inc.

     In April 1999, the Company acquired a controlling interest in Jones Intercable, Inc. ("Jones Intercable"), a cable communications company serving approximately 1.1 million subscribers, for aggregate consideration of $706.3 million in cash. In June 1999, the Company purchased an additional 1.0 million shares of Jones Intercable Class A Common Stock for $50.0 million in cash in a private transaction. The Company contributed its interest in Jones Intercable to Comcast Cable Communications, Inc. ("Comcast Cable"), an indirect wholly owned subsidiary of the Company.

     In March 2000, the Jones Intercable shareholders approved a merger agreement pursuant to which the Jones Intercable shareholders, including Comcast Cable, received 1.4 shares of the Company's Class A Special Common Stock in exchange for each share of Jones Intercable Class A Common Stock and Common Stock (the "Jones Merger") and Jones Intercable was merged with and into a wholly owned subsidiary of the Company. In connection with the closing of the Jones Merger, the Company issued approximately 58.9 million shares of its Class A Special Common Stock to the Jones Intercable shareholders, including approximately 23.3 million shares to a subsidiary of the Company and 35.6 million shares with a value of $1.727 billion to the public shareholders. As required under accounting principles generally accepted in the United States, the shares held by the subsidiary of the Company are presented as issued but not outstanding (held in treasury) in the Company's December 31, 2001 and 2000 consolidated balance sheet.

   Acquisition of CalPERS' Interest in Jointly Owned Cable Properties

     In February 2000, the Company acquired the California Public Employees Retirement System's ("CalPERS") 45% interest in Comcast MHCP Holdings, L.L.C. ("Comcast MHCP"), formerly a 55% owned consolidated subsidiary of the Company which serves subscribers in Michigan, New Jersey and Florida. As a result, the Company owns 100% of Comcast MHCP. The consideration was $750.0 million in cash.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

   Acquisition of Lenfest Communications, Inc.

     In January 2000, the Company acquired Lenfest Communications, Inc. ("Lenfest"), a cable communications company serving approximately 1.1 million subscribers primarily in the Philadelphia area from AT&T and the other Lenfest stockholders for approximately 120.1 million shares of the Company's Class A Special Common Stock with a value of $6.014 billion (the "Lenfest Acquisition"). In connection with the Lenfest Acquisition, the Company assumed approximately $1.326 billion of debt.

   Consolidation of Comcast Cablevision of Garden State, L.P.

     Comcast Cablevision of Garden State, L.P. ("Garden State Cable") (formerly Garden State Cablevision L.P.), a cable communications company serving approximately 216,000 subscribers in New Jersey, is a partnership which was owned 50% by Lenfest and 50% by the Company. The Company had accounted for its interest in Garden State Cable under the equity method. As a result of the Lenfest Acquisition, the Company owns 100% of Garden State Cable. As such, the operating results of Garden State Cable have been included in the Company's consolidated statement of operations from the date of the Lenfest Acquisition.

   Acquisition of Greater Philadelphia Cablevision, Inc.

     In June 1999, the Company acquired Greater Philadelphia Cablevision, Inc. ("Greater Philadelphia"), a cable communications company serving approximately 79,000 subscribers in Philadelphia from Greater Media, Inc. for approximately
8.5 million shares of the Company's Class A Special Common Stock with a value of $291.7 million.

     The acquisitions completed by the Company during the three years in the period ended December 31, 2001 were accounted for under the purchase method of accounting. As such, the Company's results include the operating results of the acquired businesses from the dates of acquisition. During the fourth quarter of 2001, the Company recorded the final purchase price allocation related to the Company's cable systems exchange with AT&T and related to the Company's acquisitions of Home Team Sports and TGC. The allocation of the purchase price for the other 2001 acquisitions and the cable systems exchange with Adelphia made by the Company is preliminary pending completion of final appraisals. The Company's cable systems exchanges with Adelphia and AT&T and certain of the Company's acquisitions had no significant impact on the Company's consolidated statement of cash flows due to their noncash nature (see Note 10).

   Unaudited Pro Forma Information

     The following unaudited pro forma information has been presented as if the acquisitions and cable systems exchanges made by the Company in 2001 each occurred on January 1, 2000, the acquisitions and cable systems exchanges made by the Company in 2000 each occurred on January 1, 1999, and the acquisitions made by the Company in 1999 each occurred on January 1, 1998. This information is based on historical results of operations, adjusted for acquisition costs, and, in the opinion of management, is not necessarily indicative of what the results would have been had the Company operated the entities acquired since such dates.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

                                                                                Year Ended December 31,
                                                                           -------------------------------
                                                                             2001        2000        1999
                                                                           --------    --------    -------
                                                                                (Amounts in millions,
                                                                                except per share data)
    Revenues ............................................................  $9,926.9    $9,012.2   $7,566.5
    Income before extraordinary items and cumulative effect of
       accounting change ................................................  $  150.2    $1,652.3   $  252.2
    Net income ..........................................................  $  533.2    $1,628.7   $  201.2
    Diluted EPS .........................................................  $   0.55    $   1.68   $   0.21

   Sale of Comcast Cellular Corporation

     In July 1999, the Company sold Comcast Cellular Corporation ("Comcast Cellular") to SBC Communications, Inc. for $361.1 million in cash and the assumption of $1.315 billion of Comcast Cellular debt, and recognized a gain on the sale of $355.9 million, net of income tax expense. The results of operations of Comcast Cellular have been presented as a discontinued operation in accordance with APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." During the year ended December 31, 1999, the Company recognized losses from discontinued operations of $20.1 million.

   Other Income

     In August 2000, the Company obtained the right to exchange its At Home Series A Common Stock with AT&T and waived certain of its At Home Board level and shareholder rights under a stockholders agreement (the "Share Exchange Agreement" -- see Note 6). The Company also agreed to cause its existing appointee to the At Home Board of Directors to resign. In connection with the transaction, the Company recorded to other income a pre-tax gain of $1.045 billion, representing the estimated fair value of the investment as of the closing date.

     In August 2000, the Company exchanged all of the capital stock of a wholly owned subsidiary which held certain wireless licenses for approximately 3.2 million shares of AT&T common stock. In connection with the exchange, the Company recorded to other income a pre-tax gain of $98.1 million, representing the difference between the fair value of the AT&T shares received of $100.0 million and the Company's cost basis in the subsidiary.

     In May 1999, the Company received a $1.5 billion termination fee as liquidated damages from MediaOne Group, Inc. ("MediaOne") as a result of MediaOne's termination of its Agreement and Plan of Merger with the Company dated March 1999. The termination fee, net of transaction costs, was recorded to other income in the Company's consolidated statement of operations.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)


6.  Investments
                                                             December 31,
                                                        ----------------------
                                                          2001          2000
                                                        --------     ---------
                                                        (Dollars in millions)

  Fair value method
   AT&T Corp ........................................   $ 1,514.9    $ 1,174.3
   Sprint Corp. PCS Group ...........................     2,109.5      2,149.8
   Other ............................................       136.1      1,873.0
                                                        ---------    ---------
                                                          3,760.5      5,197.1
Cost method .........................................       155.2        128.4
Equity method .......................................       386.7        396.1
                                                        ---------    ---------
   Total investments ................................     4,302.4      5,721.6
Less, current investments ...........................     2,623.2      3,059.7
                                                        ---------    ---------
Non-current investments .............................   $ 1,679.2    $ 2,661.9
                                                        =========    =========

Fair Value Method

    The Company holds unrestricted equity investments in certain publicly traded companies, which it accounts for as available for sale or trading securities. The unrealized pre-tax gains on these investments as of December 31, 2001 and 2000 of $280.3 million and $707.1 million, respectively, have been reported in the Company's consolidated balance sheet principally as a component of other comprehensive income, net of related deferred income taxes of $95.3 million and $240.0 million, respectively.

    The cost, fair value and gross unrealized gains and losses related to the Company's available for sale securities are as follows:

                                                             December 31,
                                                       ------------------------
                                                          2001          2000
                                                       ---------      ---------
                                                         (Dollars in millions)

    Cost ............................................  $ 1,355.0      $ 4,490.0
    Gross unrealized gains ..........................      283.2        1,887.6
    Gross unrealized losses .........................       (2.9)      (1,180.5)
                                                         -------      ---------
    Fair value ......................................  $ 1,635.3      $ 5,197.1
                                                       =========      =========

    In June 2001, the Company and AT&T entered into an Amended and Restated Share Issuance Agreement (the "Share Issuance Agreement"). AT&T issued to the Company approximately 80.3 million unregistered shares of AT&T common stock and the Company agreed to settle its right under the Share Exchange Agreement (see
Note 5 -- Other Income) to exchange an aggregate 31.2 million At Home shares and warrants held by the Company for shares of AT&T common stock. The Company has registration rights, subject to customary restrictions, which allow the Company to require AT&T to register the AT&T shares received. Under the terms of the Share Issuance Agreement, the Company retained the At Home shares and warrants held by it. The Company recorded to investment income a pre-tax gain of $296.3 million, representing the fair value of the increased consideration received by the Company to settle its right under the Share Exchange Agreement.

    In August 2001, the Company entered into a ten year Prepaid Forward Sale of
4.0 million shares of Sprint PCS common stock held by the Company with a fair value of approximately $98 million and the

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

Company received $78.3 million in cash. At maturity, the counterparty is entitled to receive between 2.5 million and 4.0 million shares of Sprint PCS common stock, or an equivalent amount of cash at the Company's option, based upon the market value of Sprint PCS common stock at that time. The Company split the Prepaid Forward Sale into its liability and derivative components and recorded both components of the Prepaid Forward Sale obligation in other long-term liabilities. The Company records the change in the fair value of the derivative component and the accretion of the liability component to investment income.

   Investment Income

     Investment income includes the following (in millions):

                                                                                    Year Ended December 31,
                                                                                 ---------------------------
                                                                                    2001      2000     1999
                                                                                 ---------  -------  -------
     Interest and dividend income ...........................................    $    76.5  $ 171.6  $ 172.5
     Gains on sales and exchanges of investments, net .......................        485.2    886.7    510.6
     Investment impairment losses ...........................................       (972.4)   (74.4)   (35.5)
     Reclassification of unrealized gains ...................................      1,330.3
     Unrealized gain on Sprint PCS common stock .............................        284.4
     Mark to market adjustments on derivatives related to Sprint PCS
        common stock ........................................................      (184.6)
     Mark to market adjustments on derivatives and hedged items .............         42.3
     Settlement of call options .............................................                          (18.1)
                                                                                 ---------  -------  -------
          Investment income .................................................    $ 1,061.7  $ 983.9  $ 629.5
                                                                                 =========  =======  =======

     The investment impairment loss for the year ended December 31, 2001 relates principally to an other than temporary decline in the Company's investment in AT&T, a portion of which was exchanged on April 30, 2001 (see Note 5 --- AT&T Cable Systems Acquisition).

     During the year ended December 31, 2001, the Company wrote-off its investment in At Home common stock based upon a decline in the investment that was considered other than temporary. In connection with the realization of this impairment loss, the Company reclassified to investment income the accumulated unrealized gain of $237.9 million on the Company's investment in At Home common stock which was previously recorded as a component of accumulated other comprehensive income. The Company recorded this accumulated unrealized gain prior to the Company's designation of its right under the Share Exchange Agreement as a hedge of the Company's investment in the At Home common stock (see Note 5 --- Other Income).

     The Company reclassified its investment in Sprint PCS from an available for sale security to a trading security in connection with the adoption of SFAS No.
133. As a result, the Company reclassified to investment income the accumulated unrealized gain of $1.092 billion on the Company's investment in Sprint PCS which was previously recorded as a component of accumulated other comprehensive income.

   Equity Price Risk

     During 1999, the Company entered into Equity Collars covering $1.365 billion notional amount of the Company's Sprint PCS common stock, which are accounted for at fair value. The Equity Collars limit the Company's exposure to and benefits from price fluctuations in the underlying Sprint PCS common stock. During 2001, $483.7 million notional amount of Equity Collars matured and the Company sold or entered

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

into Prepaid Forward Sales of the related Sprint PCS common stock. The remaining $881.0 million notional amount of Equity Collars mature between 2002 and 2003. As the Company had accounted for the Equity Collars as a hedge, changes in the value of the Equity Collars were substantially offset by changes in the value of the Sprint PCS common stock which was also marked-to-market through accumulated other comprehensive income in the Company's consolidated balance sheet through December 31, 2000.

   Equity Method

     The Company records its proportionate interests in the net income (loss) of certain of its equity method investees in arrears. The Company's recorded investments exceed its proportionate interests in the book value of the investees' net assets by $188.7 million as of December 31, 2001 (principally related to the Company's investment in Susquehanna Cable). Such excess is being amortized to equity in net income or loss, over a period of twenty years, which is consistent with the estimated lives of the underlying assets. The original cost of investments accounted for under the equity method totaled $479.8 million and $506.5 million as of December 31, 2001 and 2000, respectively. Upon adoption of SFAS No. 142, the Company will no longer amortize this excess but rather will continue to test such excess for impairment in accordance with APB Opinion 18, "The Equity Method of Accounting for Investments in Common Stock."

     The Company does not have any additional significant contractual commitments with respect to any of its investments. However, to the extent the Company does not fund its investees' capital calls, it exposes itself to dilution of its ownership interests.

   Cost Method

     It is not practicable to estimate the fair value of the Company's investments in privately held companies, accounted for under the cost method, due to a lack of quoted market prices.

7. Long-term Debt

                                                                                  December 31,
                                                                                -----------------
                                                                                 2001       2000
                                                                                ------     ------
                                                                                  (In millions)
Commercial Paper ............................................................   $  397.3   $ 1,323.5
Notes payable to banks due in installments through 2009 .....................    1,222.7     1,751.4
9 5/8% Senior notes, due 2002 ...............................................      200.0       200.0
8 1/8% Senior notes, due 2004 ...............................................      320.4       299.9
8 3/8% Senior notes, due 2005 ...............................................      697.0       696.3
6 3/8% Senior notes, due 2006 ...............................................      511.3
8 3/8% Senior notes, due 2007 ...............................................      597.5       597.2
8 7/8% Senior notes, due 2007 ...............................................      249.1       249.0
6.20% Senior notes, due 2008 ................................................      798.4       798.2
7 5/8% Senior notes, due 2008 ...............................................      206.1       197.1
7 5/8% Senior notes, due 2008 ...............................................      147.7       147.4
6 7/8% Senior notes, due 2009 ...............................................      751.5
6 3/4% Senior notes, due 2011 ...............................................      993.1
7 1/8% Senior notes, due 2013 ...............................................      748.4
8 7/8% Senior notes, due 2017 ...............................................      545.9       545.8

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

                                                                                       December 31,
                                                                                  ---------------------
                                                                                    2001         2000
                                                                                  --------     --------
                                                                                      (In millions)
8 1/2% Senior notes, due  2027 ..............................................        249.6        249.6
10 1/4% Senior subordinated debentures, due 2001 ............................                     100.4
10 1/2% Senior subordinated debentures, due 2006 ............................        133.0        123.8
8 1/4% Senior subordinated debentures, due 2008 .............................        154.3        149.1
10 5/8% Senior subordinated debentures, due 2012 ............................        247.8        257.0
Zero Coupon Convertible Debentures, due 2020 ................................      1,096.4      1,002.0
7% Disney Notes, due 2007 ...................................................        132.8        132.8
ZONES at principal amount, due 2029 .........................................      1,612.6      1,806.8
Other, including capital lease obligations ..................................        188.9        184.0
                                                                                 ---------    ---------
                                                                                  12,201.8     10,811.3
Less current portion ........................................................        460.2        293.9
                                                                                 ---------    ---------
                                                                                 $11,741.6    $10,517.4
                                                                                 =========    =========

     Maturities of long-term debt outstanding as of December 31, 2001 for the four years after 2002 are as follows (in millions):

             2003 .................................................... $    73.2
             2004 ....................................................     331.0
             2005 ....................................................   2,026.2
             2006 ....................................................     653.2

   Senior Notes Offerings

     During 2001, Comcast Cable sold an aggregate of $3.0 billion of public debt. The Company used substantially all of the net proceeds from the offerings to repay a portion of the amounts outstanding under Comcast Cable's commercial paper program and revolving credit facility, and to fund acquisitions.

   Zero Coupon Convertible Debentures

     In December 2000, the Company issued $1.285 billion principal amount at maturity of Zero Coupon Debentures for proceeds of $1.002 billion. In January 2001, the Company issued an additional $192.8 million principal amount at maturity of Zero Coupon Debentures for proceeds of $150.3 million. The Company used substantially all of the net proceeds from the offering to repay a portion of the amounts outstanding under Comcast Cable's commercial paper program and revolving credit facility.

     The Zero Coupon Debentures have a yield to maturity of 1.25%, computed on a semi-annual bond equivalent basis. The Zero Coupon Debentures may be converted, subject to certain restrictions, into shares of the Company's Class A Special Common Stock at the option of the holder at a conversion rate of 14.2566 shares per $1,000 principal amount at maturity, representing an initial conversion price of $54.67 per share. The Zero Coupon Debentures are senior unsecured obligations. The Company may redeem for cash all or part of the Zero Coupon Debentures on or after December 19, 2005.

     On December 17, 2001, the Company amended the terms of the Zero Coupon Debentures to permit holders of the Zero Coupon Debentures to require the Company to repurchase the Zero Coupon Debentures on December 19, 2002.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

     Holders may require the Company to repurchase the Zero Coupon Debentures on December 19, 2001, 2002, 2003, 2005, 2010 and 2015. The Company may choose to pay the repurchase price for 2001, 2002, 2003 and 2005 repurchases in cash or shares of its Class A Special Common Stock or a combination of cash and shares of its Class A Special Common Stock. The Company may pay the repurchase price for the 2010 and 2015 repurchases in cash only.

     On December 19, 2001, holders of an aggregate of $70.3 million accreted value of Zero Coupon Debentures exercised their right to have the Company repurchase their Zero Coupon Debentures for cash. The Company financed the redemption with available cash.

     Holders may surrender the Zero Coupon Debentures for conversion at any time prior to maturity if the closing price of the Company's Class A Special Common Stock is greater than 110% of the accreted conversion price for at least 20 trading days of the 30 trading days prior to conversion.

     Amounts outstanding under the Zero Coupon Debentures are classified as long-term in the Company's consolidated balance sheet as of December 31, 2001 and 2000 as the Company has both the ability and the intent to refinance the Zero Coupon Debentures on a long-term basis with amounts available under the Comcast Cable Revolver (see "Commercial Paper" below) in the event holders of the Zero Coupon Debentures exercise their rights to require the Company to repurchase the Zero Coupon Debentures in December 2002.

   Commercial Paper

     The Company's senior bank credit facility consists of a $2.25 billion, five-year revolving credit facility and a $2.25 billion, 364-day revolving credit facility (together, the "Comcast Cable Revolver"). The 364-day revolving credit facility supports Comcast Cable's commercial paper program. Amounts outstanding under the commercial paper program are classified as long-term in the Company's consolidated balance sheet as of December 31, 2001 and 2000 as the Company has both the ability and the intent to refinance these obligations, if necessary, on a long-term basis with amounts available under the Comcast Cable Revolver.

   ZONES

     At maturity, holders of the Company's 2.0% Exchangeable Subordinated Debentures due 2029 (the "ZONES") are entitled to receive in cash an amount equal to the higher of the principal amount of the ZONES or the market value of Sprint PCS Stock. Prior to maturity, each ZONES is exchangeable at the holder's option for an amount of cash equal to 95% of the market value of Sprint PCS Stock.

     Prior to the adoption of SFAS No. 133 on January 1, 2001, the Company accounted for the ZONES as an indexed debt instrument since the maturity value is dependent upon the fair value of Sprint PCS Stock. Therefore, the carrying value of the ZONES was adjusted each balance sheet date to reflect the fair value of the underlying Sprint PCS Stock with the change included in income (expense) related to indexed debt in the Company's consolidated statement of operations. As of December 31, 2001, the number of Sprint PCS shares held by the Company exceeded the number of ZONES outstanding.

     Upon adoption of SFAS No. 133, the Company split the ZONES into their derivative and debt components. In connection with the adoption of SFAS No. 133, the Company recorded the debt component of the ZONES at a discount from its value at maturity resulting in a reduction in the outstanding balance of the ZONES of $400.2 million (see Note 3).

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

     The Company recorded the increase in the fair value of the ZONES (see Note
6) and the increase in the carrying value of the debt component of the ZONES as follows (in millions):

                                                                     Year Ended
                                                                    December 31,
                                                                        2001
                                                                    ------------
     Increase in derivative component to investment expense ......     $183.8
     Increase in debt component to interest expense ..............     $ 22.2

   Extraordinary Items

     Extraordinary items consist of unamortized debt issue costs and debt extinguishment costs, net of related tax benefits, expensed principally in connection with the redemptions and refinancings of certain indebtedness.

   Interest Rates

     Bank debt interest rates vary based upon one or more of the following rates at the option of the Company:

          Prime rate to prime plus .75%;
          Federal Funds rate plus .5% to 1.25%; and LIBOR plus .19% to 1.875%.

     As of December 31, 2001 and 2000, the Company's effective weighted average interest rate on its variable rate debt outstanding was 2.70% and 7.34%, respectively.

   Interest Rate Risk Management

     The Company is exposed to the market risk of adverse changes in interest rates. To manage the volatility relating to these exposures, the Company's policy is to maintain a mix of fixed and variable rate debt and to enter into various interest rate derivative transactions as described below.

     Using Swaps, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Caps are used to lock in a maximum interest rate should variable rates rise, but enable the Company to otherwise pay lower market rates. Collars limit the Company's exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

     All derivative transactions must comply with a board-approved derivatives policy. In addition to prohibiting the use of derivatives for trading purposes or that increase risk, this policy requires quarterly monitoring of the portfolio, including portfolio valuation, measuring counterparty exposure and performing sensitivity analyses.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

     The following table summarizes the terms of the Company's existing Swaps (dollars in millions):

                                                    Notional                      Average      Estimated
                                                     Amount     Maturities     Interest Rate   Fair Value
                                                     ------     ----------     -------------   ----------
     As of December 31, 2001
      Variable to Fixed Swaps ...................    $ 250.3     2002-2003        4.9%          $ (5.5)
      Fixed to Variable Swaps ...................    $ 950.0     2004-2008        7.5%          $ 46.8
     As of December 31, 2000
      Variable to Fixed Swaps ...................    $ 377.7     2001-2003        5.2%          $  3.7
      Fixed to Variable Swaps ...................    $ 450.0     2004-2008        7.7%          $  3.2

     The notional amounts of interest rate instruments, as presented in the above table, are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The estimated fair value approximates the proceeds (costs) to settle the outstanding contracts. While Swaps, Caps and Collars represent an integral part of the Company's interest rate risk management program, their incremental effect on interest expense for the years ended December 31, 2001, 2000 and 1999 was not significant.

     During January and February 2002, the Company settled all $950.0 million notional amount of its Fixed to Variable Swaps and received proceeds of $56.8 million.

   Estimated Fair Value

     The Company's long-term debt had estimated fair values of $12.559 billion and $10.251 billion as of December 31, 2001 and 2000, respectively. The estimated fair value of the Company's publicly traded debt is based on quoted market prices for that debt. Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues for which quoted market prices are not available.

   Debt Covenants

     Certain of the Company's subsidiaries' loan agreements contain restrictive covenants which, for example, limit the subsidiaries' ability to enter into arrangements for the acquisition of property and equipment, investments, mergers and the incurrence of additional debt. Certain of these agreements contain financial covenants which require that certain ratios and cash flow levels be maintained and contain certain restrictions on dividend payments and advances of funds to the Company. The Company and its subsidiaries were in compliance with all financial covenants for all periods presented.

     As of December 31, 2001, $246.9 million of the Company's cash, cash equivalents and short-term investments is restricted to use by subsidiaries of the Company under contractual or other arrangements. Restricted net assets of the Company's subsidiaries were approximately $1.233 billion as of December 31, 2001.

   Lines and Letters of Credit

     As of December 31, 2001, certain subsidiaries of the Company had unused lines of credit of $3.460 billion under their respective credit facilities.

     As of December 31, 2001, the Company and certain of its subsidiaries had unused irrevocable standby letters of credit totaling $96.1 million to cover potential fundings under various agreements.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)


 8.  Stockholders' Equity

   Preferred Stock

     The Company is authorized to issue, in one or more series, up to a maximum of 20.0 million shares of preferred stock. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or related rights as the Company's board of directors shall from time to time fix by resolution.

     The Company's Series B Preferred Stock had a 5.25% pay-in-kind annual dividend. Dividends were paid quarterly through the issuance of additional shares of Series B Preferred Stock (the "Additional Shares") and were cumulative from the issuance date (except that dividends on the Additional Shares accrued from the date such Additional Shares were issued). The Series B Preferred Stock, including the Additional Shares, was convertible, at the option of the holder, into approximately 42.5 million shares of the Company's Class A Special Common Stock, subject to adjustment in certain limited circumstances, which equaled an initial conversion price of $11.77 per share, increasing as a result of the Additional Shares to $16.96 per share on June 30, 2004. The Series B Preferred Stock was mandatorily redeemable on June 30, 2017, or, at the option of the Company beginning on June 30, 2004 or at the option of the holder on June 30, 2004 or on June 30, 2012. Upon redemption, the Company, at its option, could redeem the Series B Preferred Stock with cash, Class A Special Common Stock or a combination thereof. The Series B Preferred Stock was generally non-voting. In December 2000, the Company issued approximately 38.3 million shares of its Class A Special Common Stock to the holder in connection with the holder's election to convert $533.6 million at redemption value of Series B Preferred Stock. In March 2001, the Company issued approximately 4.2 million shares of its Class A Special Common Stock to the holder in connection with the holder's election to convert the remaining $59.5 million at redemption value of Series B Preferred Stock.

   Common Stock

     The Company's Class A Special Common Stock is generally nonvoting and each share of the Company's Class A Common Stock is entitled to one vote. Each share of the Company's Class B Common Stock is entitled to fifteen votes and is convertible, share for share, into Class A or Class A Special Common Stock, subject to certain restrictions.

   Board-Authorized Repurchase Programs

     The following table summarizes the Company's repurchases and sales of Comcast Put Options under its Board-authorized share repurchase programs (shares and dollars in millions):

                                                            Year Ended December 31,
                                                         ----------------------------
                                                          2001       2000       1999
                                                         ------     ------     ------
     Shares repurchased ...............................    0.8        9.1        1.0
     Aggregate consideration .......................... $ 27.1    $ 324.9     $ 30.7
     Comcast Put Options sold .........................               2.0        5.5

     As part of the Company's Board-authorized repurchase programs, the Company sold Comcast Put Options on shares of its Class A Special Common Stock. The Comcast Put Options give the holder the right to require the Company to repurchase such shares at specified prices on specific dates. All Comcast Put Options sold expired unexercised. The Company reclassified the amount it would have been obligated to pay to repurchase such shares had the Comcast Put Options been exercised, from common equity put options to additional capital upon expiration of the Comcast Put Options. The difference between the

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

proceeds from the sale of the Comcast Put Options and their estimated fair value was not significant as of December 31, 2000.

   Stock-Based Compensation Plans

     As of December 31, 2001, the Company and its subsidiaries have several stock-based compensation plans for certain employees, officers, directors and other persons designated by the applicable compensation committees of the boards of directors of the Company and its subsidiaries. These plans are described below.

     Comcast Option Plans. The Company maintains qualified and nonqualified stock option plans for certain employees, directors and other persons under which fixed stock options are granted and the option price is generally not less than the fair value of a share of the underlying stock at the date of grant (collectively, the "Comcast Option Plans"). Under the Comcast Option Plans, 55.9 million shares of Class A Special Common Stock were reserved as of December 31, 2001. Option terms are generally from five to 10 1/2 years, with options generally becoming exercisable between two and 9 1/2 years from the date of grant.

The following table summarizes the activity of the Comcast Option Plans (options in thousands):

                                                       2001                  2000                 1999
                                                -------------------   -------------------  -------------------
                                                          Weighted-             Weighted-            Weighted-
                                                           Average               Average              Average
                                                          Exercise              Exercise              Exercise
Class A Special Common Stock                    Options    Price      Options     Price    Options     Price
----------------------------                    -------   ---------   -------  ----------  -------    --------
Outstanding at beginning of year ............    49,618   $ 23.69      40,416  $ 16.01      43,002     $ 11.09
Granted .....................................    10,084     37.52      15,300    39.43       7,403       34.16
Exercised ...................................    (3,360)    10.62      (4,805)    8.60      (7,527)       6.76
Canceled ....................................      (821)    30.69      (1,293)   25.98      (2,462)      12.90
                                                -------               -------              -------
Outstanding at end of year ..................    55,521     26.89      49,618    23.69      40,416       16.01
                                                =======               =======              =======
Exercisable at end of .......................    16,892     15.57      13,267    11.35      10,947        8.19
                                                =======               =======              =======

     The following table summarizes information about the Class A Special Common Stock options outstanding under the Comcast Option Plans as of December 31, 2001 (options in thousands):

                                             Options Outstanding
                                          -------------------------
                                                                                     Options Exercisable
                                                          Weighted-                -----------------------
                                                           Average     Weighted-      Number     Weighted-
                                            Number        Remaining     Average    Exercisable    Average
Range of                                  Outstanding    Contractual   Exercise        at        Exercise
Exercise Prices                           at 12/31/01       Life        Price       12/31/01       Price
---------------                           -----------    -----------  ----------   -----------   ---------
$ 4.96  - $ 6.04 .....................       2,229           1 year     $ 5.74         2,067      $ 5.71
$ 6.71  - $ 10.06 ....................       7,095        3.3 years       8.70         4,829        8.95
$ 10.11 - $ 14.94 ....................       4,267        4.9 years      13.13         2,428       13.04
$ 15.66 - $ 22.88 ....................      10,490        6.4 years      17.01         4,809       17.01
$ 27.59 - $ 34.48 ....................       6,112        7.4 years      32.29         2,042       31.96
$ 34.50 - $ 41.38 ....................      21,745        8.9 years      37.78           490       38.52
$ 41.44 - $ 53.13 ....................       3,583        8.3 years      46.05           227       45.71
                                            ------                                    ------
                                            55,521                                    16,892
                                            ======                                    ======

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

     The weighted-average fair value at date of grant of a Class A Special Common Stock option granted under the Comcast Option Plans during 2001, 2000 and 1999 was $19.07, $21.20 and $20.41, respectively. The fair value of each option granted during 2001, 2000 and 1999 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                      Year Ended December 31,
                                                                     --------------------------
                                                                     2001       2000       1999
                                                                     ----       ----       ----
     Dividend yield ..............................................     0%         0%          0%
     Expected volatility .........................................  35.7%      35.8%       36.1%
     Risk-free interest rate .....................................   5.1%       6.3%        5.8%
     Expected option lives (in years) ............................   8.0        8.0         9.9
     Forfeiture rate .............................................   3.0%       3.0%        3.0%

     Subsidiary Option Plans. Certain of the Company's subsidiaries maintain qualified and nonqualified combination stock option/stock appreciation rights ("SAR") plans (collectively, the "Tandem Plans") for employees, officers, directors and other designated persons. Under the Tandem Plans, the option price is generally not less than the fair value, as determined by an independent appraisal, of a share of the underlying common stock at the date of grant. If the eligible participant elects the SAR feature of the Tandem Plans, the participant receives 75% of the excess of the fair value of a share of the underlying common stock over the exercise price of the option to which it is attached at the exercise date. Option holders have stated an intention not to exercise the SAR feature of the Tandem Plans. Because the exercise of the option component is more likely than the exercise of the SAR feature, compensation expense is measured based on the stock option component. Under the Tandem Plans, option/SAR terms are ten years from the date of grant, with options/SARs generally becoming exercisable over four to five years from the date of grant.

     The QVC Tandem Plan is the most significant of the Tandem Plans. The following table summarizes information related to the QVC Tandem Plan (options/SARs in thousands):

                                                                                     At December 31,
                                                                             ------------------------------
                                                                               2001       2000       1999
                                                                             --------   --------   --------
     Options/SARs outstanding at end of year ..............................       253        219        200
                                                                             ========   ========   ========
     Weighted-average exercise price of options/SARs outstanding
       at end of year .....................................................  $ 913.88   $ 789.51   $ 618.02
                                                                             ========   ========   ========
     Options/SARs exercisable at end of year ..............................       113        79         80
                                                                             ========   ========   ========
     Weighted-average exercise price of options/SARs exercisable
       at end of year .....................................................  $ 706.51   $ 606.92   $ 505.86
                                                                             ========   ========   ========

     As of the latest valuation date, the fair value of a share of QVC Common Stock was $1,492.00.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

     Had compensation expense for the Company's aforementioned stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans under the provisions of SFAS No. 123, the Company's net income and net income per share would have changed to the pro forma amounts indicated below (dollars in millions, except per share data):

                                                                          Year Ended December 31,
                                                                     --------------------------------
                                                                       2001        2000        1999
                                                                     --------   ---------   ---------
Net income:
   As reported ...................................................   $  608.6   $ 2,021.5   $ 1,065.7
   Pro forma .....................................................   $  482.0   $ 1,918.1   $ 1,005.5
Net income for common stockholders:
   As reported ...................................................   $  608.6   $ 1,998.0   $ 1,036.0
   Pro forma .....................................................   $  482.0   $ 1,894.6   $   975.8
Basic earnings for common stockholders per common share:
   As reported ...................................................   $   0.64   $    2.24   $    1.38
   Pro forma .....................................................   $   0.51   $    2.13   $    1.30
Diluted earnings for common stockholders per common share:
   As reported ...................................................   $   0.63   $    2.13   $    1.30
   Pro forma .....................................................   $   0.50   $    2.02   $    1.23

     The pro forma effect on net income and net income per share for the years ended December 31, 2001, 2000 and 1999 by applying SFAS No. 123 may not be indicative of the pro forma effect on net income or loss in future years since SFAS No. 123 does not take into consideration pro forma compensation expense related to awards made prior to January 1, 1995 and since additional awards in future years are anticipated.

   Other Stock-Based Compensation Plans

     The Company maintains a restricted stock plan under which management employees may be granted restricted shares of the Company's Class A Special Common Stock (the "Restricted Stock Plan"). The shares awarded vest annually, generally over a period not to exceed five years from the date of the award, and do not have voting rights. At December 31, 2001, there were 714,000 unvested shares granted under the Restricted Stock Plan, of which 158,000 vested in January 2002.

     The Company maintains a deferred stock option plan for certain employees, officers and directors which provides the optionees with the opportunity to defer the receipt of shares of the Company's Class A Special Common Stock which would otherwise be deliverable upon exercise by the optionees of their stock options. As of December 31, 2001 and 2000, 5.9 million and 5.0 million shares were issuable under options exercised but the receipt of which was irrevocably deferred by the optionees pursuant to the Company's deferred stock option plan.

     Certain of the Company's subsidiaries have SAR plans for certain employees, officers, directors and other persons (the "SAR Plans"). Under the SAR Plans, eligible participants are entitled to receive a cash payment equal to 100% of the excess, if any, of the fair value of a share of the underlying common stock at the exercise date over the fair value of such a share at the grant date. The SARs have a term of ten years from the date of grant and become exercisable over four to five years from the date of grant.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

     The following table summarizes information related to the Company's Restricted Stock Plan and subsidiary SAR Plans:

                                                                         Year Ended December 31,
                                                                      -----------------------------
                                                                        2001      2000      1999
                                                                      --------  --------  ---------
Restricted Stock Plan
   Shares granted (in thousands) ...................................      157        504       170
   Weighted-average fair value per share at date of grant ..........   $39.52     $37.80    $43.22
   Compensation expense (in millions) ..............................   $  8.9     $  9.2    $  4.7
SAR Plans
   Compensation expense (in millions) ..............................   $  3.5     $  2.2    $  6.4

9. Income Taxes

     The Company joins with its 80% or more owned subsidiaries (the "Consolidated Group") in filing consolidated federal income tax returns. QVC and E! Entertainment, each file separate consolidated federal income tax returns. Income tax expense consists of the following components (in millions):

                                                                         Year Ended December 31,
                                                                     -----------------------------
                                                                       2001      2000       1999
                                                                     --------  ---------  --------
Current expense
Federal ..........................................................    $ 623.2   $  321.4    $606.7
State ............................................................       84.8       42.8     188.4
Foreign ..........................................................        2.9        2.5       2.0
                                                                      -------   --------    ------
                                                                        710.9      366.7     797.1
                                                                      -------   --------    ------
Deferred expense (benefit)
Federal ..........................................................     (255.8)     998.6     (65.2)
State ............................................................       15.1       76.0      (8.2)
                                                                      -------   --------    ------
                                                                       (240.7)   1,074.6     (73.4)
                                                                      -------   --------    ------
Income tax expense ...............................................    $ 470.2   $1,441.3    $723.7
                                                                      =======   ========    ======

     The Company's effective income tax expense differs from the statutory amount because of the effect of the following items (in millions):

                                                                          Year Ended December 31,
                                                                       ----------------------------
                                                                         2001     2000       1999
                                                                       -------  ---------  --------
Federal tax at statutory rate ......................................   $299.7   $1,260.6    $525.0
Non-deductible depreciation and amortization .......................    106.6      102.1      49.8
State income taxes, net of federal benefit .........................     64.9       77.2     117.1
Foreign (income) losses and equity in net losses of affiliates .....      7.2        8.0      (2.0)
Other ..............................................................     (8.2)      (6.6)     33.8
                                                                       ------   --------    ------
Income tax expense .................................................   $470.2   $1,441.3    $723.7
                                                                       ======   ========    ======

                       COMCAST CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

     The Company's net deferred tax liability consists of the following components (in millions):

                                                                                        December 31,
                                                                                   ---------------------
                                                                                      2001        2000
                                                                                   ----------  ---------
    Deferred tax assets:
       Net operating loss carryforwards .........................................   $   242.8  $   289.8
       Allowances for doubtful accounts and excess and obsolete inventory .......       108.7      109.0
       Other ....................................................................       167.0      163.5
                                                                                   ----------  ---------
                                                                                        518.5      562.3
                                                                                   ----------  ---------
    Deferred tax liabilities:
       Temporary differences, principally book and tax basis of property and
         equipment and intangible assets ........................................     6,329.0    5,851.7
       Differences between book and tax basis in investments ....................       644.9    1,221.3
       Differences between book and tax basis of indexed debt securities ........       195.7       65.9
                                                                                   ----------  ---------
                                                                                      7,169.6    7,138.9
                                                                                   ----------  ---------
    Net deferred tax liability ..................................................   $ 6,651.1  $ 6,576.6
                                                                                   ==========  =========

     The Company recorded $212.3 million of deferred income tax liabilities in 2001 in connection with acquisitions principally related to basis differences in property and equipment and intangible assets. The Company recorded a decrease of ($148.6) million and ($3.055) billion, and an increase of $2.730 billion to deferred income tax liabilities in 2001, 2000 and 1999, respectively, in connection with unrealized gains (losses) on marketable securities which are included in other comprehensive income. The Company recorded $207.0 million of deferred income tax liabilities in 2001 in connection with the cumulative effect of accounting change related to the adoption of SFAS No. 133 (see Note 3).

     The Company has recorded net deferred tax liabilities of $275.4 million and $789.9 million, as of December 31, 2001 and 2000, respectively, which have been included in current liabilities, related primarily to current investments. The Company has net operating loss carryforwards of approximately $250.0 million which expire primarily in periods through 2019.

10.  Statement of Cash Flows -- Supplemental Information

     The following table summarizes the fair values of the assets and liabilities acquired by the Company through noncash transactions (see Note 5) (in millions):

                                                      Year Ended December 31,
                                                ----------------------------------
                                                  2001          2000         1999
                                                --------     ----------    -------
     Current assets .........................   $   56.6      $   216.2    $   6.4
     Investments ............................                     437.3
     Property, plant & equipment ............      580.4        1,295.8       74.0
     Intangible assets ......................    3,042.7       15,399.4      337.0
     Current liabilities ....................      (37.0)        (277.3)     (11.1)
     Long-term debt .........................                  (2,146.5)
     Deferred income taxes ..................      (76.9)      (3,308.0)    (114.6)
                                                --------      ---------    -------
        Net assets ..........................   $3,565.8      $11,616.9    $ 291.7
                                                --------      ---------    -------

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

     The following table summarizes the Company's cash payments for interest and income taxes (in millions):

                                                              Year Ended December 31,
                                                        -------------------------------
                                                          2001        2000        1999
                                                        -------     -------     -------
    Interest ........................................   $ 660.4     $ 705.8     $ 529.2
    Income taxes ....................................   $ 561.2     $ 708.9     $ 190.5

11. Commitments and Contingencies

   Commitments

     The Company's programming networks have entered into license agreements for programs and sporting events which will be available for telecast subsequent to December 31, 2001. In addition, the Company, through Comcast-Spectacor, has employment agreements with both players and coaches of its professional sports teams. Certain of these employment agreements, which provide for payments that are guaranteed regardless of employee injury or termination, are covered by disability insurance if certain conditions are met. The following table summarizes the Company's minimum annual programming commitments under these license agreements, the Company's future commitments under long-term professional sports contracts, and the Company's minimum annual rental commitments for office space, equipment and transponder service agreements under noncancellable operating leases as of December 31, 2001 (in millions):

                                                          Professional
                                            Programming      Sports      Operating
                                             Agreements    Contracts       Leases    Total
                                            -----------   ------------   ---------  ------
    2002 ..................................   $ 95.4       $ 122.5       $ 98.6     $316.5
    2003 ..................................     82.6         108.8         78.0      269.4
    2004 ..................................     84.0          84.5         68.8      237.3
    2005 ..................................     82.6          50.8         54.3      187.7
    2006 ..................................     85.8          28.7         39.6      154.1
    Thereafter ............................    413.6           8.0        148.6      570.2

     The following table summarizes the Company's rental expense charged to operations (in millions):

                                                       Year Ended December 31,
                                                      -------------------------
                                                       2001      2000     1999
                                                      ------    ------   ------
    Rental expense .................................  $120.9     $97.6    $88.5

   Contingencies

     The Company and the owners of the 34% interest in Comcast Spectacor that the Company does not own (the "Minority Group") each have the right to initiate an "exit" process under which the fair market value of Comcast Spectacor would be determined by appraisal. Following such determination, the Company would have the option to acquire the interests in Comcast Spectacor owned by the Minority Group based on the appraised fair market value. In the event the Company did not exercise this option, the Company and the Minority Group would then be required to use their best efforts to sell Comcast Spectacor.

     The Walt Disney Company ("Disney"), in certain circumstances, is entitled to cause Comcast Entertainment Holdings LLC ("Entertainment Holdings"), which is owned 50.1% by the Company and 49.9% by Disney, to purchase Disney's entire interest in Entertainment Holdings at its then fair market

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

value (as determined by an appraisal process). If Entertainment Holdings elects not to purchase Disney's interests, Disney has the right, at its option, to purchase either the Company's entire interest in Entertainment Holdings or all of the shares of stock of E! Entertainment held by Entertainment Holdings in each case at fair market value. In the event that Disney exercises its rights, as described above, a portion or all of the Disney Notes (see Note 7) may be replaced with a three year note due to Disney.

     Liberty Media Group ("Liberty") may, at certain times, trigger the exercise of certain exit rights with respect to its investment in QVC. If Liberty Media triggers its exit rights, the Company has first right to purchase the stock in QVC held by Liberty at Liberty's pro rata portion of the fair market value (on a going concern or liquidation basis, whichever is higher, as determined by an appraisal process) of QVC. The Company may pay Liberty for such stock, subject to certain rights of Liberty to consummate the purchase in the most tax-efficient method available, in cash, the Company's promissory note maturing not more than three years after issuance, the Company's equity securities or any combination thereof. If the Company elects not to purchase the stock of QVC held by Liberty, then Liberty will have a similar right to purchase the stock of QVC held by the Company. If Liberty elects not to purchase the stock of QVC held by the Company, then Liberty and the Company will use their best efforts to sell QVC.

     The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to such actions is not expected to materially affect the financial condition, results of operations or liquidity of the Company.

     In connection with a license awarded to an affiliate, the Company is contingently liable in the event of nonperformance by the affiliate to reimburse a bank which has provided a performance guarantee. The amount of the performance guarantee is approximately $200 million; however the Company's current estimate of the amount of expenditures (principally in the form of capital expenditures) that will be made by the affiliate necessary to comply with the performance requirements will not exceed $75 million.

12.  Financial Data by Business Segment

     The following represents the Company's significant business segments, "Cable" and "Commerce." The Company's regional sports programming networks, which derive a substantial portion of their revenues from the Company's cable operations, were previously included in "Other." In 2001, as a result of a change in the Company's internal reporting structure, the Company's regional sports programming networks are now included in the Company's Cable segment for all periods presented (see Note 1). The components of net income (loss) below operating income (loss) are not separately evaluated by the Company's management on a segment basis (dollars in millions).

                                                                                  Corporate
                                                           Cable      Commerce    and Other(1)    Total
                                                          --------   ----------  --------------  -------
2001
Revenues(2) ............................................. $ 5,130.7   $ 3,917.3         626.2    $ 9,674.2
Operating income (loss) before depreciation and
 amortizatition(3) ......................................   2,054.1       722.3         (74.6)     2,701.8
Depreciation and amortization ...........................   3,043.6       143.3         261.1      3,448.0
Operating income (loss) .................................    (989.5)      579.0        (335.7)      (746.2)
Interest expense ........................................     546.4        25.9         159.5        731.8
Assets ..................................................  29,084.6     2,680.5       6,366.7     38,131.8
Long-term debt ..........................................   8,363.2        62.7       3,315.7     11,741.6
Capital expenditures ....................................   1,855.3       142.9         183.5      2,181.7

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

                                                                                          Corporate
                                                                   Cable      Commerce   and Other(1)     Total
                                                                  ---------   --------   ------------   ---------
2000
Revenues(2) ....................................................  $ 4,208.5   $ 3,535.9   $    474.2    $ 8,218.6
Operating income (loss) before depreciation and
    amortization(3) ............................................    1,903.4       619.2        (52.3)     2,470.3
Depreciation and amortization ..................................    2,419.5       125.9         85.9      2,631.3
Operating income (loss) ........................................     (516.1)      493.3       (138.2)      (161.0)
Interest expense ...............................................      515.9        34.9        140.6        691.4
Assets .........................................................   25,763.9     2,503.0      7,477.6     35,744.5
Long-term debt .................................................    6,711.0       302.0      3,504.4     10,517.4
Capital expenditures ...........................................    1,248.9       155.9        232.0      1,636.8
1999
Revenues(2) ....................................................  $ 2,969.9   $ 3,167.4   $    391.9    $ 6,529.2
Operating income (loss) before depreciation and
    amortization(3) ............................................    1,358.0       538.8        (16.8)     1,880.0
Depreciation and amortization ..................................    1,028.3       117.2         70.5      1,216.0
Operating income (loss) ........................................      329.7       421.6        (87.3)       664.0
Interest expense ...............................................      353.5        39.6        145.2        538.3
Assets .........................................................   10,863.6     2,243.6     15,578.4     28,685.6
Long-term debt .................................................    4,735.5       476.7      3,495.0      8,707.2
Capital expenditures ...........................................      739.9        80.1         73.8        893.8

____________
(1) Other includes segments not meeting certain quantitative guidelines for reporting including the Company's content (see Note 1) and business communications operations, as well as elimination entries related to the segments presented. Corporate and other assets consist primarily of the Company's investments (see Note 6).

(2) Revenues include $508.1 million, $458.4 million and $448.2 million in 2001, 2000 and 1999, respectively, of non-US revenues, principally related to the Company's Commerce segment. No single customer accounted for a significant amount of the Company's revenues in any period.

(3) Operating income (loss) before depreciation and amortization is commonly referred to in the Company's businesses as "operating cash flow (deficit)." Operating cash flow is a measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures. In part due to the capital intensive nature of the Company's businesses and the resulting significant level of non-cash depreciation and amortization expense, operating cash flow is frequently used as one of the bases for comparing businesses in the Company's industries, although the Company's measure of operating cash flow may not be comparable to similarly titled measures of other companies. Operating cash flow is the primary basis used by the Company's management to measure the operating performance of its businesses. Operating cash flow does not purport to represent net income or net cash provided by operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements as an indicator of the Company's performance.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Continued)

13. Quarterly Financial Information (Unaudited)

                                                               First     Second      Third        Fourth       Total
                                                              Quarter    Quarter    Quarter      Quarter        Year
                                                              -------    -------    -------      -------        ----
                                                                   (Dollars in millions, except per share data)
2001
Revenues ................................................     $2,196.1  $2,298.5   $2,355.5     $2,824.1    $9,674.2
Operating loss ..........................................       (100.5)   (133.3)    (178.2)      (334.2)     (746.2)
Income (loss) before extraordinary items and
   cumulative effect of accounting change ...............        616.7      36.7     (106.8)      (321.0)      225.6
Basic earnings (loss) for common stockholders
   per common share
   Income (loss) before extraordinary items and
     cumulative effect of accounting change .............         0.65      0.04      (0.11)       (0.34)       0.24
   Net income (loss) ....................................         1.06      0.04      (0.11)       (0.34)       0.64
Diluted earnings (loss) for common stockholders
   per common share
   Income (loss) before extraordinary items and
     cumulative effect of accounting change .............         0.64      0.04      (0.11)       (0.34)       0.23
   Net income (loss) ....................................         1.04      0.04      (0.11)       (0.34)       0.63
Operating income before depreciation and
   amortization(1) ......................................        640.9     700.4      705.8        654.7     2,701.8
2000
Revenues ................................................     $1,938.9  $1,912.1   $1,960.0     $2,407.6    $8,218.6
Operating income (loss) .................................         41.2     (31.6)     (56.4)      (114.2)     (161.0)
Income (loss) before extraordinary items ................       (186.4)    198.8    1,249.1        783.6     2,045.1
Basic earnings (loss) for common stockholders
   per common share
   Income (loss) before extraordinary items .............        (0.23)     0.21       1.37         0.87        2.27
   Net income (loss) ....................................        (0.24)     0.20       1.37         0.86        2.24
Diluted earnings (loss) for common stockholders
   per common share
   Income (loss) before extraordinary items .............        (0.23)     0.20       1.29         0.81        2.16
   Net income (loss) ....................................        (0.24)     0.19       1.29         0.80        2.13
Operating income before depreciation and
   amortization(1) ......................................        586.9     602.8      605.7        674.9     2,470.3

----------
(1) See Note 12, note 3.

                      COMCAST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            Years Ended December 31, 2001, 2000 and 1999 (Concluded)

14. Transitional Disclosure Relating to SFAS No. 142

     The following pro forma financial information for the years ended December 31, 2001, 2000 and 1999 is presented as if SFAS No. 142 was adopted as of January 1, 1999 (amounts in millions, except per share data) (see Note 3):

                                                                                    Years Ended December 31,
                                                                               -------------------------------
                                                                                 2001        2000      1999
                                                                               ---------   --------  ---------
Net Income
   As reported .............................................................   $   608.6  $ 2,021.5  $ 1,065.7
     Amortization of goodwill ..............................................       334.8      303.5      128.5
     Amortization of equity method goodwill ................................        15.0       15.2        4.4
     Amortization of franchise rights ......................................     1,083.7      858.1      258.3
                                                                               ---------  ---------  ---------
   As adjusted .............................................................   $ 2,042.1  $ 3,198.3  $ 1,456.9
                                                                               =========  =========  =========

   Income before extraordinary items and cumulative effect of accounting
     change, as adjusted ...................................................   $ 1,659.1  $ 3,221.9  $ 1,507.9
                                                                               =========  =========  =========
Basic EPS
   As reported .............................................................   $    0.64  $    2.24  $    1.38
     Amortization of goodwill ..............................................        0.35       0.34       0.17
     Amortization of equity method goodwill ................................        0.02       0.02       0.01
     Amortization of franchise rights ......................................        1.14       0.96       0.35
                                                                               ---------  ---------  ---------
   As adjusted .............................................................   $    2.15  $    3.56  $    1.91
                                                                               =========  =========  =========
Diluted EPS
   As reported .............................................................   $    0.63  $    2.13  $    1.30
     Amortization of goodwil ...............................................        0.35       0.32       0.16
     Amortization of equity method goodwill ................................        0.02       0.02       0.01
     Amortization of franchise rights ......................................        1.12       0.90       0.31
                                                                               ---------  ---------  ---------
   As adjusted .............................................................   $    2.12  $    3.37  $    1.78
                                                                               =========  =========  =========